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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 3, 2013

Dear Stockholder:

We cordially invite you to attend the 2013 annual meeting of stockholders of CF Industries Holdings, Inc. (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, May 14, 2013, commencing at 10:00 a.m., local time, at The Lincolnshire Marriott Resort, Ten Marriott Drive, Lincolnshire, Illinois 60069.

At the Annual Meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the Annual Meeting. Please take the time to read the Notice of Annual Meeting and Proxy Statement carefully.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Stephen R. Wilson
 Chairman of the Board
President and Chief Executive Officer

Notice of Annual Meeting
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

Dear Stockholder:

The 2013 annual meeting of stockholders of CF Industries Holdings, Inc. will be held on Tuesday, May 14, 2013, commencing at 10:00 a.m., local time, at The Lincolnshire Marriott Resort, Ten Marriott Drive, Lincolnshire, Illinois 60069 (the "Annual Meeting"). The close of business on March 25, 2013 is the record date for determining stockholders entitled to vote at the Annual Meeting. A list of these stockholders will be available in our corporate headquarters at the above address before the Annual Meeting.

At the Annual Meeting, stockholders will be asked to:

•
approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our board of directors;

•
elect three members of the board of directors;

•
consider and approve an advisory resolution regarding the compensation of our named executive officers;

•
ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013;

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act upon four stockholder proposals, if properly presented at the Annual Meeting; and

•
consider any other business properly brought before the Annual Meeting.

Your vote is important. Please vote your shares promptly so that your shares will be represented whether or not you attend the Annual Meeting. To vote your shares, you may use the Internet or call the toll-free telephone number as described on your Notice of Internet Availability of Proxy Materials or complete, sign, date, and return your proxy card.

By order of the board of directors,

Douglas C. Barnard
 Senior Vice President, General Counsel, and Secretary

April 3, 2013

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on May 14, 2013.

Proxy Statement
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors (the "Board") of CF Industries Holdings, Inc., a Delaware corporation ("CF Industries," and variously the "company," "we," "us," or "our"), of proxies to be voted at our 2013 annual meeting of stockholders and at any adjournment or postponement of such meeting (the "Annual Meeting").

You are invited to attend the Annual Meeting on Tuesday, May 14, 2013, commencing at 10:00 a.m., local time. The Annual Meeting will be held at The Lincolnshire Marriott Resort, Ten Marriott Drive, Lincolnshire, Illinois 60069.

These proxy materials were first sent or made available to stockholders on or about April 3, 2013.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the company has elected to provide access to its proxy materials via the Internet. Accordingly, the company is sending a Notice of Internet Availability of Proxy Materials (the "Notice") to the company's stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the expenses incurred by the company with respect to its annual meetings.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

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View on the Internet the company's proxy materials for the Annual Meeting; and

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Instruct the company to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save the company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to:

•
approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our board of directors;

•
elect as directors the three nominees named in this Proxy Statement;

•
consider and approve an advisory resolution regarding the compensation of our named executive officers;

•
ratify the selection of KPMG LLP ("KPMG") as our independent registered public accounting firm for 2013;

•
act upon four stockholder proposals, if properly presented at the Annual Meeting; and

•
consider any other business properly brought before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 25, 2013 (the record date). If you were a stockholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.

How many votes can be cast by all stockholders?

The total number of votes that can be cast by all stockholders is 60,612,937, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast must be present for us to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

•
if you request printed copies of the proxy materials, fill out the proxy card, date and sign it, and return it in the postage-paid envelope included with the printed materials;

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call the toll-free telephone number on the Internet site listed on the Notice and proxy card; or

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use the Internet site listed on the Notice and proxy card.

The telephone and Internet voting procedures set forth on the Notice and proxy card are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote by telephone or through the Internet, you should not return your proxy card.

To ensure that your vote is counted, please remember to submit your vote so that we receive it at least one business day prior to the Tuesday, May 14, 2013 Annual Meeting.

If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company, or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions provided to you by your bank, brokerage firm, dealer, trust company, or other nominee to authorize a proxy to vote your shares. If you want to vote in person at the Annual Meeting and you hold your stock in street name, you must obtain a "legal" proxy from your broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting by either:

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sending a new proxy card with a later date;

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sending a written notice of revocation to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement;

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voting by telephone or through the Internet at a later date; or

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attending the Annual Meeting, requesting that your previously submitted proxy not be used, and voting in person.

What if I don't specify how my shares are to be voted?

Whether you vote by mail, telephone, or the Internet, your shares will be voted in accordance with your instructions. If you return a signed proxy card without indicating your vote or when voting on the Internet or by telephone you indicate that you wish to vote as recommended by the Board, your shares will be voted:

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FOR the amendment to our Amended and Restated Certificate of Incorporation to declassify our board of directors,

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FOR the election of the three director nominees named in this Proxy Statement,

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FOR the advisory vote on the compensation of our named executive officers,

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FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2013, and

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AGAINST each of the four stockholder proposals.

How many votes are required to elect directors and to adopt the other proposals?

For Proposal 1, approval of the amendment to our Amended and Restated Certificate of Incorporation to declassify our board of directors requires the affirmative vote of the holders of at least two-thirds of the voting power of our issued and outstanding common stock.

With respect to Proposal 2, in December 2012, the Board adopted an amendment to the company's bylaws to change the voting standard for the election of directors in uncontested elections from plurality to a majority of the votes cast. An "uncontested election of directors" means an election of directors in which, as of the date that is fourteen days in advance of the date we file our definitive proxy statement with the SEC, the number of candidates for election does not exceed the number of directors to be elected by the stockholders at that election. In accordance with procedures set forth in the company's corporate governance guidelines, any incumbent director (including the three nominees standing for election at the Annual Meeting) who fails to receive a majority of votes cast in an uncontested election will be required to tender his or her resignation for consideration by the company's corporate governance and nominating committee. The corporate governance and nominating committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the corporate governance and nominating committee's recommendation no later than 90 days following the date of the annual meeting. Following the Board's decision on the committee's recommendation, we will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

For each of Proposals 3, 4, 5, 6, 7, 8, and any other matter properly brought before the meeting, an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required in order to approve such proposal.

Can my shares be voted if I don't vote by proxy and don't attend the Annual Meeting?

If you are a stockholder of record, you can vote by proxy or by attending the Annual Meeting and voting in person. If you don't vote your shares held in street name, your broker can vote your shares on the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the amendment to our Amended and Restated

Certificate of Incorporation, the election of the director nominees or any other matter on the agenda, other than the ratification of the selection of KPMG as our independent registered accounting firm, without receiving instructions from you. This is referred to as a "broker non-vote." If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

How are my votes counted?

You may either vote for or against or you may abstain with respect to the election of each nominee for the Board. If you abstain with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will not be counted as votes cast with respect to the election of such nominee and, accordingly, will have no effect on the election of that nominee. You may vote for or against or you may abstain on the approval of any other matter on the agenda. If you abstain from voting on any of these other matters on the agenda, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Broker non-votes on any matter will be counted for purposes of establishing a quorum. Broker non-votes on Proposal 1 will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of Proposals 2, 3, 5, 6, 7 and 8.

Could other matters be decided at the Annual Meeting?

We don't know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed, adjourned, or delayed?

Your proxy will still be good and may be voted at the postponed, adjourned, or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

What procedures must I follow to attend the Annual Meeting?

You will need proof of ownership of CF Industries stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

PROPOSAL 1: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Our Board is committed to good corporate governance and has carefully considered the advantages and disadvantages of both classified and declassified boards.

Article V of our Amended and Restated Certificate of Incorporation currently divides the Board into three classes (class I, class II and class III). Each member of a class is elected for a three-year term, with the terms staggered so that approximately one-third of directors stand for election each year. There are currently two class I directors, whose term expires at the 2015 annual meeting; three class II directors, whose term expires at the Annual Meeting; and three class III directors, whose term expires at the 2014 annual meeting.

Our Board believes that the classified board structure has promoted stability and experience, facilitated long-term strategic planning, enhanced the independence of our directors and their accountability to stockholders and protected CF Industries against the potential for abusive takeover tactics and inadequate offers.

Our Board, however, understands that many investors believe that the annual election of directors is the best way for stockholders to influence policies and to hold management accountable. Our Board is also cognizant that many U.S. public companies have eliminated their classified board structures in recent years in favor of the annual election of directors.

After weighing these considerations, our Board has determined that the elimination of its classified board structure is in the best interests of CF Industries and its stockholders. The Board has unanimously adopted and is submitting for stockholder approval an amendment to CF Industries' Amended and Restated Certificate of Incorporation (the "Charter Amendment") that would phase in the declassification of the Board and provide instead for the annual election of directors.

If the Charter Amendment is approved by our stockholders, then we will amend our Amended and Restated Certificate of Incorporation and directors elected at the Annual Meeting and thereafter will be elected for one-year terms at each annual meeting of stockholders. Therefore, the class II directors would stand for election at the Annual Meeting for one-year terms, the class II and class III directors would stand for election at the 2014 annual meeting for one-year terms, and beginning with the 2015 annual meeting, the Board will be completely declassified and all directors will be subject to annual election to one-year terms. Consistent with Delaware law, the Charter Amendment also provides that once declassification of the Board is accomplished at the 2015 annual meeting, thereafter directors may be removed with or without cause upon the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

If the Charter Amendment is not approved by the stockholders, our Board will remain classified and our directors will continue to be subject to our Amended and Restated Certificate of Incorporation's current classification. In such case, the three class II directors to be elected at the Annual Meeting would be elected to a three-year term to serve until the 2016 annual meeting and until their respective successors are duly elected and qualified. Similarly, the class I and class III directors would continue to be elected to three-year terms as provided in our existing Amended and Restated Certificate of Incorporation and could be removed only for cause and only by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors.

If approved, the Charter Amendment will become effective during the Annual Meeting and prior to the election of directors, so that persons elected directors at the Annual Meeting will be elected to a one-year term.

The general description of the proposed Charter Amendment set forth above is qualified in its entirety by reference to the text of the proposed Charter Amendment, which is attached as Appendix A to this proxy statement.

The Board unanimously recommends that you vote FOR Proposal 1.

PROPOSAL 2: ELECTION OF DIRECTORS

Our Board currently consists of eight directors and is divided into three classes with terms for three years. There are currently two directors in class I, three directors in class II, and three directors in class III. The current terms of the class I, class II, and class III directors will expire at our annual meetings of stockholders in 2015, 2013, and 2014, respectively.

At the Annual Meeting, only the three members of class II of our classified Board are up for election. The Board has unanimously proposed Robert C. Arzbaecher, Stephen J. Hagge, and Edward A. Schmitt as nominees for re-election as class II directors at the Annual Meeting. As explained in further detail on page 5 of this Proxy Statement, the Board is proposing to amend our Amended and Restated Certificate of Incorporation to move to annual elections of all our directors. This action cannot take place, however, until approved by stockholders. Accordingly, if the proposed Charter Amendment in Proposal 1 is not approved by our stockholders, the three class II nominees will be elected to a three-year term expiring at our 2016 annual meeting of stockholders. If our stockholders approve Proposal 1 to amend our Amended and Restated Certificate of Incorporation to move to annual election of all our directors, then the Class II nominees will be elected to a one-year term expiring at our 2014 annual meeting of stockholders.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the Board may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Arzbaecher, Hagge, and Schmitt.

The Board unanimously recommends that you vote FOR the election of the nominees presented in Proposal 2.

DIRECTORS AND DIRECTOR NOMINEES

Set forth below is certain biographical information for the nominees to become class II directors and for those members of the Board whose terms expire after the Annual Meeting.

Name	Age	Position	Class
Stephen R. Wilson	64	Chairman of the Board, President and CEO	III
Robert C. Arzbaecher	53	Director and Nominee	II
William Davisson	65	Director	III
Stephen A. Furbacher	65	Director	I
Stephen J. Hagge	61	Director and Nominee	II
John D. Johnson	64	Director	I
Robert G. Kuhbach	65	Director	III
Edward A. Schmitt	66	Director and Nominee	II

Stephen R. Wilson has been a member of our Board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003 and president and chief executive officer of Terra Nitrogen GP, Inc. ("TNGP"), our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products, since April 2010. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation and TNGP.

Robert C. Arzbaecher has been a member of our Board since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of Fiduciary Management, Inc. mutual funds.

William Davisson has been a member of our Board since August 2005 and serves as a member of our audit and corporate governance and nominating committees. Mr. Davisson served as the chief executive officer of GROWMARK, Inc., an agricultural cooperative system, from 1998 through 2010. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering ("IPO") in August 2005, and GROWMARK remains one of our largest customers. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson worked in the GROWMARK system his entire career, from 1970 through 2010, and he is a certified public accountant.

Stephen A. Furbacher has been a member of our Board since July 2007 and serves as a member of our compensation and corporate governance and nominating committees. Mr. Furbacher is also our lead independent director. Mr. Furbacher served as president and chief operating officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services to utilities, cooperatives, municipalities, and other energy companies, from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as President of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named President of Warren Petroleum Company in July 1994. Mr. Furbacher serves as chief executive officer and president of GTBC, LLC, which operates Grand Teton Brewing Company.

Stephen J. Hagge has been a member of our Board since June 2010 and is a member of our audit and compensation committees. Mr. Hagge has served as the president and chief executive officer of AptarGroup, Inc., a leading global supplier of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household, and food/beverage markets, since 2012. He served as chief operating officer of AptarGroup from 2008 to 2011, as chief financial officer of AptarGroup from 1993 to 2011 and as an executive vice president and secretary of AptarGroup from 1993 to 2011. Mr. Hagge has served as a director of AptarGroup since 2001.

John D. Johnson has been a member of our Board since August 2005 and serves as a member of our compensation and corporate governance and nominating committees. Mr. Johnson served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States), a diversified energy, grains, and foods company, from 2000 through 2010. CHS was an owner of our predecessor company, CF Industries, Inc., before our IPO in August 2005, and CHS remains one of our largest customers. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc. from 2004 to 2007.

Robert G. Kuhbach has been a member of our Board since February 2011 and serves as the chairman of our audit committee and as a member of our corporate governance and nominating committee. Mr. Kuhbach served as the senior vice president, general counsel and corporate secretary of Pall Corporation, a global manufacturer of filtration, separation and purification products, from January 2011 until June 2012. Mr. Kuhbach held various positions with Dover Corporation, a world-wide, diversified manufacturer of industrial products, from 1993 through 2009, including vice president—finance and chief financial officer from November 2002 through July 2009 and vice president, general counsel, and secretary from February 1993 through December 2002.

Edward A. Schmitt has been a member of our Board since August 2005 and serves as the chairman of our corporate governance and nominating committee and as a member of our compensation committee. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia-Pacific Corporation (Georgia Gulf was created in 1985 from Georgia-Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America. Mr. Schmitt served as a director of Georgia Gulf from 1998 to 2008.

Set forth below is a table with certain additional information regarding specific experiences, qualifications, attributes, and skills of our directors and director nominees that highlight their qualification to serve as directors of CF Industries. A description of the general experiences, qualifications, attributes, and skills our corporate governance and nominating committee considers in recommending director nominees to our Board, and has in the past determined each of our Board members to possess, are set forth below under the heading "Nominations of Director Candidates."

Name	CEO Experience	Other Public Boards	Related Industry	International Experience	Functional Background
Stephen R. Wilson	Current	Outside	Fertilizer		Financial
Robert C. Arzbaecher	Current	Own/Outside		Indirect	Financial
William Davisson	Former		Agriculture		Financial
Stephen A. Furbacher			Energy		Operations
Stephen J. Hagge	Current	Own		Indirect	Ops/Fin
John D. Johnson	Former	Outside	Agriculture	Indirect	Operations
Robert G. Kuhbach				Indirect	Fin/Legal
Edward A. Schmitt	Former	Own	Chemicals		Operations

 EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Wilson (whose biographical information as a director appears above).

Douglas C. Barnard (age 54) has served as our senior vice president, general counsel, and secretary since January 1, 2012 and was previously our vice president, general counsel, and secretary from January 2004 to December 2011. Mr. Barnard has also served as the senior vice president, general counsel, and corporate secretary of TNGP since January 2012 and was previously the vice president, general counsel, and corporate secretary of TNGP from April 2010 to January 2012. He has served as a director of TNGP since June 2010. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

Bert A. Frost (age 48) has served as our senior vice president, sales and market development, since January 1, 2012 and was previously our vice president, sales and market development, from January 2009 to December 2011. Mr. Frost has also served as the senior vice president, sales and market development, of TNGP since January 2012 and was previously vice president, sales and market development, of TNGP from April 2010 to January 2012. Before joining us in November 2008, Mr. Frost spent over 13 years with Archer Daniels Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer Daniels Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University and he is a graduate of the Harvard Business School's Advanced Management Program.

Richard A. Hoker (age 48) has served as our vice president and corporate controller since November 2007. Mr. Hoker has also served as the vice president and corporate controller of TNGP since April 2010 and served as a director of TNGP from September 2010 until August 2011. Before joining us, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is also a certified public accountant.

Wendy S. Jablow Spertus (age 50) has served as our senior vice president, human resources, since January 1, 2012 and was previously our vice president, human resources, from August 2007 to December 2011. Ms. Jablow Spertus has also served as the senior vice president, human resources, of TNGP since January 2012 and was previously vice president, human resources, of TNGP from April 2010 to January 2012. Prior to joining us, Ms. Jablow Spertus served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer, from December 2006 to July 2007. Ms. Jablow Spertus spent eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served most recently as vice president, human resources and administration, and for six concurrent years as vice president and general manager of Ideal Industries' DataComm business unit. Ms. Jablow Spertus held a variety of human resources positions in the nine years she was employed with FMC Corporation. Ms. Jablow Spertus was also a senior auditor for Ernst & Whinney. Ms. Jablow Spertus holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is also a certified public accountant.

Dennis P. Kelleher (age 49) has served as our senior vice president and chief financial officer since August 2011. Mr. Kelleher has also served as a director and as the senior vice president and chief financial officer of TNGP since August 2011. Before joining us, Mr. Kelleher served as vice president, portfolio and strategy for BP plc's upstream business. From 2007 to 2010, Mr. Kelleher served as chief financial officer for Pan American Energy LLC. From 2005 to 2007, Mr. Kelleher served as vice president, planning and performance management for BP plc's upstream business. Mr. Kelleher was employed as a senior accountant at Arthur Andersen & Co. early in his career. He holds a B.S. degree in accountancy from the University of Illinois and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University. He is a certified public accountant.

Philipp P. Koch (age 61) has served as our senior vice president, supply chain, since January 1, 2012. He was previously our vice president, supply chain, from January 2008 to December 2011 and our vice president, raw materials procurement, from July 2003 to January 2008. Mr. Koch has also served as the senior vice president, supply chain, of TNGP since January 2012 and was previously the vice president, supply chain, of TNGP from April 2010 to January 2012. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP plc from January 1980 to July 2003. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University.

W. Anthony Will (age 47) has served as our senior vice president, manufacturing and distribution, since January 1, 2012. He was previously our vice president, manufacturing and distribution, from March 2009 to December 2011 and our vice president, corporate development, from April 2007 to March 2009. Mr. Will has also served as the senior vice president, manufacturing and distribution, of TNGP since January 2012 and was previously the vice president, manufacturing and distribution, of TNGP from April 2010 to January 2012. He has served as a director of TNGP since June 2010. Before joining us, Mr. Will was a partner with Accenture Ltd., a position he held from April 2005 to December 2006. From January 2002 to August 2004, he was vice president business development of Sears, Roebuck and Company. From January 2007 to March 2007 and from September 2004 to March 2005, Mr. Will was not employed. From January 2001 to January 2002, Mr. Will was a consultant with Egon Zehnder International, a global consulting firm. Previously, from October 1998 to January 2001, he served as vice president, strategy and corporate development, of Fort James Corporation, a global paper and consumer products company. Prior to joining Fort James, Mr. Will was a manager with the Boston Consulting Group, a global strategy consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

CORPORATE GOVERNANCE

Our Board has adopted corporate governance guidelines. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of our Board. The Board's goal is to build long-term value for our stockholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Director Independence

Our Board has made an affirmative determination that the following seven directors have no material relationship with CF Industries or any of its subsidiaries (other than being a director and stockholder of CF Industries) and, accordingly, meet the applicable requirements for "independence" set forth in the corporate governance standards of the New York Stock Exchange (the "NYSE"): Robert C. Arzbaecher, William Davisson, Stephen A. Furbacher, Stephen J. Hagge, John D. Johnson, Robert G. Kuhbach, and Edward A. Schmitt.

Leadership of the Board

Stephen R. Wilson has served as our Board chairman and also as our chief executive officer since our initial public offering in August 2005. As provided in our corporate governance guidelines, the Board does not require the separation of the offices of Board chairman and chief executive officer and is free to choose its chairman in any way that it deems best for CF Industries at any given point in time. Our non-management directors have combined the Board chairman and chief executive officer roles in order to utilize effectively Mr. Wilson's extensive experience and knowledge regarding CF Industries and to provide focus at the Board level on corporate strategy as well as the leadership and activities of the business. According to our corporate governance guidelines, if the chairman of the Board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the Board is an independent director, he or she will serve as the lead independent director. Because our chairman is not an independent director, the independent directors have designated Stephen A. Furbacher to serve as our lead independent director. The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors and other non-management directors, and facilitating communications among the other members of the Board. Unless otherwise provided in a short-term succession plan approved by the Board, in the event that our chairman of the Board or our chief executive officer should unexpectedly become unable to perform his or her duties, the lead independent director shall assume the duties of the chairman of the Board and shall allocate the duties of the chief executive officer among our other senior officers, in each case, until the Board has the opportunity to consider the situation and take action.

Meetings of Non-management Directors

At each regularly scheduled meeting, the Board conducts executive sessions, which are discussions that involve only the non-management directors. Our corporate governance guidelines state that the executive sessions of the Board will be chaired by either the chairman of the Board (if he or she is an independent director) or by the lead independent director (if the chairman is not an independent director). Because our chairman is not an independent director, our lead independent director, Stephen A. Furbacher, chairs the executive sessions of the Board.

Code of Corporate Conduct

Our Board has adopted a code of corporate conduct that is applicable to all of our directors, officers, and employees. A copy of the code is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. We will disclose amendments to, or waivers from, the code on our corporate website.

Committees of the Board

Our Board has established three separate standing committees: the audit committee, the compensation committee, and the corporate governance and nominating committee. Our Board has adopted written charters for each of these committees and copies of these charters are available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The committee currently consists of Robert G. Kuhbach (chairman), Robert C. Arzbaecher, William Davisson, and Stephen J. Hagge, all of whom our Board has affirmatively determined to be independent within the meaning of the corporate governance standards of the NYSE applicable to audit committee members. Our Board has also determined that Messrs. Arzbaecher, Davisson, Hagge, and Kuhbach are "audit committee financial experts," as defined by the SEC. The audit committee assists the Board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm's qualifications, independence, and performance. The audit committee's report to stockholders appears elsewhere in this Proxy Statement.

Compensation Committee. Our compensation committee currently consists of Robert C. Arzbaecher (chairman), Stephen A. Furbacher, Stephen J. Hagge, John D. Johnson, and Edward A. Schmitt, all of whom our Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. Our Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. The compensation committee's report to stockholders appears elsewhere in this Proxy Statement. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading "Compensation Discussion and Analysis—Role of the Compensation Committee."

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee currently consists of Edward A. Schmitt (chairman), William Davisson, Stephen A. Furbacher, John D. Johnson, and Robert G. Kuhbach, all of whom our Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee's responsibilities include identifying and recommending to the Board individuals qualified to serve as directors and on committees of the Board; advising the directors with respect to the Board's composition, procedures, and committees; developing and recommending to the Board a set of corporate governance principles; and overseeing the evaluation of the Board and members of senior management.

Role of the Board in Risk Oversight

In fulfilling its risk oversight role, our Board focuses on the adequacy of our risk management process and the effectiveness of our overall risk management system. The goal of this oversight by the Board is to ensure that our employees who are responsible for risk management (i) adequately identify the material risks that the company faces in a timely manner; (ii) implement appropriate risk management strategies that are responsive to the company's risk profile, business strategies, and specific material risk exposures; (iii) integrate consideration of risk and risk management into business decision-making throughout the company; and (iv) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees. During 2012, our Board reviewed with key members of management responsible for management of risk the process by which management had identified the material risks to the company's strategic, operating, financial reporting, and compliance objectives, as well as the likelihood of occurrence, the potential impact, and the mitigating measures in each instance.

Attendance of Directors at Meetings

Directors are expected to attend meetings of our Board and the committees on which they serve, as well as our annual meeting of stockholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the Board or the chairman of the appropriate committee in advance of such meeting.

During 2012, our Board held six meetings, our audit committee held nine meetings, our compensation committee held seven meetings, and our corporate governance and nominating committee held six meetings. All of our directors attended 75% or more of the meetings of our Board and those committees of which they were members. All of our directors attended the 2012 annual meeting of our stockholders, which was held on May 10, 2012.

Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual director, or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to each addressee. In the case of communications to the Board or any group or committee of directors, the office of the general counsel will distribute copies of the contents to each director who is a member of the Board or of the group or committee to which the envelope or correspondence is addressed.

Stockholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the Board and the qualifications of the candidate. The committee may also take into consideration the number of shares of our common stock that the recommending stockholder holds and the length of time that such shares have been held. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and include the following information:

•
the name of the stockholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of CF Industries, and the person's consent to be named as a director if selected by the committee and nominated by the Board.

The stockholder recommendation and information described above must be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Nominations of Director Candidates

The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the committee will examine a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company. The committee will also seek to have the Board represent a diversity of backgrounds, experience, gender, and race.

The corporate governance and nominating committee generally identifies potential nominees by engaging firms that specialize in identifying director candidates. Current directors and executive officers may also notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the Board. As described above, the committee will also consider candidates recommended by stockholders.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the corporate governance and nominating committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the Annual Meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the Board nominate Messrs. Arzbaecher, Hagge, and Schmitt for re-election to the Board. Additional biographical information regarding Messrs. Arzbaecher, Hagge, and Schmitt and the particular experiences, qualifications, attributes, and skills that qualify them to serve as public company directors are set forth above under the heading "Directors and Director Nominees."

COMMON STOCK OWNERSHIP

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 25, 2013, concerning the beneficial ownership of each person known to us to beneficially own 5% or more of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,571,614	(3)	7.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,029,879	(4)	6.6%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 25, 2013 and beneficial ownership of common stock as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.

(3)
Based on a Schedule 13G (Amendment No. 5), dated February 4, 2013 and filed with the SEC on February 8, 2013, by BlackRock, Inc. ("BlackRock"). BlackRock reports beneficial ownership of shares by its direct and indirect subsidiaries, including BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., BlackRock Investment Management (UK) Limited. These BlackRock entities have sole power to vote and dispose of or to direct the disposition of all 4,571,614 shares of common stock.

(4)
Based on a Schedule 13G (Amendment No. 2), dated February 7, 2013 and filed with the SEC on February 12, 2013, by The Vanguard Group, Inc. ("Vanguard"). Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote 108,166, sole power to dispose of or to direct the disposition of 3,924,513, and shared power to dispose of or to direct the disposition of 105,366 shares of common stock.

Common Stock Ownership of Directors and Management

The following table sets forth information, as of March 25, 2013, concerning the beneficial ownership of our common stock by:

•
each director and each of the executive officers named in the summary compensation table of this Proxy Statement, and

•
all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher	11,799	—	11,799	*
William Davisson	4,158	—	4,158	*
Stephen A. Furbacher	5,861	—	5,861	*
Stephen J. Hagge	3,354	—	3,354	*
John D. Johnson	12,030	—	12,030	*
Robert G. Kuhbach	2,783	—	2,783	*
Edward A. Schmitt	13,487	—	13,487	*
Stephen R. Wilson	142,986	106,792	249,778	*
Dennis P. Kelleher	6,351	3,570	9,921	*
Bert A. Frost	7,796	20,739	28,535	*
Philipp P. Koch	12,276	9,626	21,902	*
W. Anthony Will(4)	11,299	33,932	45,231	*
All directors and executive officers as a group (15 persons)	261,523	223,757	485,280	*

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The shares indicated for each of Messrs. Arzbaecher, Davisson, Furbacher, Hagge, Johnson, Kuhbach, and Schmitt include 581 shares of restricted stock granted under our 2009 Equity and Incentive Plan that have not yet vested. The shares indicated for Messrs. Wilson, Kelleher, Frost, Koch, and Will include, respectively, 35,335, 5,242, 6,940, 6,405, and 9,640 shares of restricted stock granted under our 2009 Equity and Incentive Plan that have not yet vested. These shares of restricted stock can be voted during the vesting period.

(3)
The shares indicated for Messrs. Wilson, Kelleher, Frost, Koch, and Will represent shares underlying stock options granted under our 2005 Equity and Incentive Plan and 2009 Equity and Incentive Plan (collectively, our "Equity and Incentive Plans") that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
Mr. Will also holds 366 additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were timely met during 2012, with the exception of one Form 4 that was filed late on behalf of Mr. Kelleher regarding the forfeiture of 509 shares of our common stock to the company to satisfy tax withholding obligations. The Form 4 was filed one day late because of an administrative error.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY ON PAY")

Pursuant to Section 14A of the Securities Exchange Act of 1934, our stockholders are entitled to an advisory (non-binding) vote to approve the compensation of our executive officers named in this Proxy Statement (the "named executive officers") as described in our Compensation Discussion and Analysis beginning on page 18 and Executive Compensation tables beginning on page 34. This proposal is commonly referred to as a "Say on Pay" proposal.

The Board and the compensation committee believe that the compensation of the executive officers named in this Proxy Statement is appropriate and in the best interests of our stockholders. As discussed in more detail in the Compensation Discussion and Analysis beginning on page 18, our compensation programs are intended to (i) align the interests of our officers with those of our stockholders, (ii) permit the company to remain competitive in the market for highly qualified management personnel, and (iii) provide appropriate incentives for attainment of both our short-term and long-term goals. We have instituted stock ownership guidelines and an incentive compensation "clawback" policy to encourage appropriate levels of risk taking by our management. We continue to provide for significant levels of "at risk" performance-based compensation, which further aligns executive and stockholder interests. We regularly review (along with outside compensation consultants) our incentive compensation programs to ensure compatibility with our compensation philosophy. Accordingly, we are asking you to vote FOR the adoption of the following resolution:

  "Resolved, that the stockholders of CF Industries Holdings, Inc. approve the compensation of the executive officers named in this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables and any related material."

As an advisory vote, this proposal is not binding on the company. Although the vote is non-binding, the Board and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

At our annual meeting of stockholders held in May 2011, our stockholders voted in favor of an annual frequency of future advisory votes on executive compensation. Following the 2011 annual meeting, the Board adopted a resolution providing that an advisory vote on executive compensation would be held annually until the next advisory vote on the frequency of advisory votes regarding the compensation of our executive officers, which will occur no later than the company's annual meeting of stockholders in 2017. Thus, the next advisory "Say on Pay" proposal will be held at our 2014 annual meeting.

The Board unanimously recommends that you vote FOR the Say on Pay proposal.

COMPENSATION DISCUSSION AND ANALYSIS

Development of Compensation Approach and Objectives

The compensation committee oversees our compensation and employee benefit plans and practices. The committee is composed of five independent non-employee directors and operates under a written charter adopted by our Board. On an ongoing basis, the committee reviews our compensation policies relative to market competitiveness and the needs of our business and then determines what changes in the compensation program, if any, are appropriate.

Compensation Philosophy

Our compensation committee has adopted a compensation philosophy that seeks to align the interests of our employees and our stockholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining best performers, increasing productivity, and improving business results.

Our goal is to provide direct compensation that is market competitive with other comparable companies. To gauge the competitiveness of our total compensation offering, we compare ourselves against a reference group of similar companies in related industries described below under the heading "Industry Reference Group."

Incentive opportunities are structured in light of our cyclicality and emphasis on a team-based culture.

Components of Compensation

The following compensation elements support the needs of the business, our stockholders, and our employees:

•
We seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are targeted around the median market rate. Individual performance, relative criticality of the job, and business affordability are also considered in determining base salaries. To maintain our desired market position, we conduct annual salary reviews.

•
Short-term incentives provide executive officers and other employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. Short-term incentives are also targeted around the market median, and achievement of these awards depends on attaining corporate performance goals.

•
Long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards. Our 2009 Equity and Incentive Plan allows the use of stock options, full-value share-based awards, and cash-based awards. Participation is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. The guidelines allow for individual variation in long-term incentives based on performance level, potential contribution, and value to the business. In general, long-term incentives for our executive officers are targeted between the market median and the 75th percentile.

•
Benefit plans are offered at market-competitive levels. We seek to keep benefit plans simple in scope and range, focusing on key employee needs.

Allocation of Compensation Elements

We provide a mixture of cash compensation and non-cash compensation to our executive officers. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.

We have not established any target allocation between cash and non-cash compensation or between short-term and long-term incentives for our executive officers in the aggregate. Instead, our allocation is based primarily on competitive market practices and the respective median levels by position for base salaries, annual incentive awards, and long-term incentive awards. We also consider any internal factors that may cause us to adjust particular elements of an individual executive officer's compensation. These factors may include an individual's operating responsibilities, management level, and tenure and performance in the position.

As a general matter, we do not directly consider amounts realized or realizable from prior compensation in setting future compensation levels or in establishing the particular elements of compensation. As discussed below, however, our compensation committee does review the existing base salaries and target annual incentive levels for our executive officers in connection with its approval of their new base salaries and target annual incentive levels for the following year.

We also generally do not consider accounting and tax issues in setting compensation levels or in establishing the particular elements of compensation. As discussed below, however, when our compensation committee grants awards under our long-term incentive program, the committee does consider the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code. In addition, as discussed below, we will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m) to the extent practicable and in the best interests of CF Industries and its stockholders.

Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.

Role of the Compensation Committee

Our Board has adopted a written charter for our compensation committee, which is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

The Board makes compensation decisions for our non-management directors, acting on the recommendation of the compensation committee, and the committee makes compensation decisions for our executive officers, giving consideration to the recommendations of our chief executive officer with respect to the executive officers other than himself.

The chairman of the compensation committee sets the agenda for committee meetings, with the assistance of our chief executive officer, our senior vice president of human resources, and our corporate secretary. These executive officers also attend meetings of the committee. At each meeting that is held in person, the compensation committee members also meet in executive session without any members of management present unless the committee determines that no executive session is necessary.

The compensation committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the committee has engaged Towers Watson, an outside global human resources consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. The committee also meets regularly with Towers Watson in executive sessions without management present. See "Compensation Consultant Matters" below for additional information regarding the compensation committee's engagement of Towers Watson as its compensation consultant, as well as amounts paid to Towers Watson during fiscal 2012 for executive compensation consulting and other services. Our senior vice president of human resources also supports the committee in its duties.

From time to time, the compensation committee may delegate to our chief executive officer, our senior vice president of human resources, or our corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Compensation Committee Activities

Our compensation committee has taken a number of steps designed to enhance its ability to carry out its responsibilities effectively and also to ensure that we maintain strong links between executive pay and performance. Examples of these actions include:

•
adopting a statement of our compensation philosophy (see "Compensation Philosophy" above);

•
instituting a practice of holding executive sessions (without management present) at every committee meeting that is held in person unless the committee determines that no executive session is necessary;

•
retaining an outside compensation consultant (Towers Watson) to advise the committee on executive compensation issues and meeting regularly with the compensation consultant in executive sessions without management present (see "Compensation Consultant Matters" below);

•
adopting stock ownership guidelines for our officers and directors and modifying the guidelines from time to time as appropriate (see "Stock Ownership Guidelines" below);

•
adopting an industry reference group for use in establishing compensation and incentive levels and modifying the composition of the group from time to time as appropriate (see "Industry Reference Group" below);

•
reviewing on an annual basis the existing base salaries and target annual incentives for our executive officers and approving changes in cash compensation levels as appropriate (see "Cash Compensation" below);

•
reviewing on an annual basis our short-term incentive program, modifying the program as appropriate, and granting short-term incentive awards to our executive officers (see "Short-term Incentives" below);

•
reviewing on an annual basis our long-term incentive program, modifying the program as appropriate, and granting long-term incentive awards to our executive officers (see "Long-term Incentives" below);

•
reviewing on an annual basis our change in control, severance, and retirement benefits and modifying these benefits as appropriate (see "Change in Control, Severance, and Retirement Benefits" below);

•
reviewing on an annual basis "tally sheets" summarizing the total compensation and benefits for our chief executive officer and the other named executive officers included in the compensation tables of this Proxy Statement under various assumptions and scenarios (see "Compensation of the Chief Executive Officer" below as well as the other above-referenced items);

•
reviewing on an annual basis the potential effects of the various components of our compensation and benefits upon individual and collective behavior and ultimately our risk profile and approach to risk management (see "Compensation and Benefits Risk Analysis" below);

•
reviewing on an annual basis the results of our stockholders' last advisory vote to approve the compensation of our named executive officers (see "Stockholder Say on Pay Votes" below); and

•
reviewing on an annual basis the compensation of our non-management directors and recommending that our Board approve changes in such compensation from time to time as appropriate (see "Director Compensation" below).

Cash Compensation

The compensation committee recently reviewed the existing base salaries and target annual incentives for our executive officers for 2012 and approved new levels for 2013.

Review of Existing Compensation Levels for 2012

In connection with its review of our existing base salaries and target annual incentives, which had been in effect for 2012, the committee reviewed a report from Towers Watson, our outside compensation consultant, to obtain a general understanding of current compensation practices.

In performing its market assessment, the compensation consultant used its standard 2012 executive compensation database, adjusting for variations in revenue among the included companies and also for the passage of one year's time from the point of data collection.

In addition, the committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of named executive officers at 14 similar companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Industry Reference Group."

The committee also reviewed cash compensation recommendations from our chief executive officer for each of the other executive officers. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, and tenure and performance in the position.

In addition, the committee reviewed our Board's annual evaluation of our chief executive officer's overall performance. See "Compensation of the Chief Executive Officer" below.

The committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are targeted around the median market rate. Individual performance, relative criticality of the job, and business affordability are also considered in determining base salaries. To maintain our desired market position, we conduct annual salary reviews. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Approval of New Compensation Levels for 2013

Based on its review and the other factors discussed above, the committee approved new base salaries and target annual incentives for 2013 for our chief executive officer and each of the other executive officers. The following table shows the base salaries and target annual incentives for our named executive officers for 2013 as compared to 2012:

	Base Salary			Target Annual Incentive Level(1)
Name and Principal Position	2012	2013	Increase	2012	2013
Stephen R. Wilson President and Chief Executive Officer	$1,050,000	$1,100,000	4.8%	125%	125%
Dennis P. Kelleher Senior Vice President and Chief Financial Officer	$515,000	$530,000	2.9%	65%	65%
Bert A. Frost Senior Vice President, Sales and Market Development	$450,000	$470,000	4.4%	65%	65%
Philipp P. Koch Senior Vice President, Supply Chain	$420,000	$450,000	7.1%	65%	65%
W. Anthony Will Senior Vice President, Manufacturing and Distribution	$470,000	$490,000	4.3%	65%	65%

(1)
Target Annual Incentive for 2013 based on attainment of primary EBITDA objective and achievement of a secondary performance metric of 30% return on net assets (RONA). See the discussion below under the heading "Short-term Incentives."

Additional information with respect to the base salaries and annual incentive targets of these executive officers with respect to calendar years 2010, 2011, and 2012 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

Short-term Incentives

The compensation committee recently reviewed our short-term incentive program and then granted annual incentive awards to our executive officers for 2013 in accordance with the program design.

Review of the Short-term Incentive Program

During its review of our short-term incentive program, the committee considered the following general goals:

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the use of properly structured short-term incentives in order to align the interests of management and stockholders, provide context for management decisions, reward management for decisions that drive short-term results and support long-term strategy, and focus all members of management on the same corporate goals (financial, operational, and strategic); and

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the need to create a framework for the program that can remain in effect for a significant period of time, while retaining the flexibility for the committee to make appropriate modifications that might prove necessary or desirable in order to reflect changing business conditions.

The committee also considered the following factors specific to our company:

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the difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects that highly volatile commodity prices for raw materials and fertilizer products have upon our operating results; and

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the outlook for our short-term performance and the broad range of possible actual outcomes.

In addition, the committee reviewed a report from Towers Watson, our outside compensation consultant, regarding competitive market practices with respect to the use of short-term incentives.

The committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we use short-term incentives to provide executive officers and other employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. Our short-term incentive awards are targeted around the market median. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Selection of Primary Performance Metric for 2013

Based on its review of these general, company-specific, and competitive considerations, the committee determined that the annual incentive awards to our executive officers for 2013 would be revised so as to be based, in the first instance, on attainment of a primary overall EBITDA target of $500 million for the company's 2013 fiscal year. If that EBITDA performance target is attained for 2013, each executive officer will become eligible for an annual incentive award with respect to 2013 of $3 million, which amount would be subject to reduction in the discretion of the committee (sometimes referred to as "negative discretion"). The committee retains the discretion to reduce 2013 annual bonus awards from the $3 million level and it is expected to use that discretion if the EBITDA performance target is attained. If the primary EBITDA objective is not attained, no annual incentive awards will be made to the executive officers under the 2013 annual incentive program. EBITDA is computed as the sum of (i) net earnings attributable to common stockholders plus (ii) interest expense (income)—net plus (iii) income taxes plus (iv) depreciation, depletion, and amortization less (v) loan fee amortization.

The committee determined that the use of an overall EBITDA performance goal, combined with the reservation of the committee's right to use negative discretion, provided the maximum level of flexibility to reward and encourage the achievement of annual financial results and other specified corporate performance goals while retaining the ability to pay incentive awards to executive officers which are deductible under Section 162(m) of the Code (as discussed in more detail below). The committee determined that the EBITDA target described above represents an appropriate level of corporate performance to warrant payment of some level of an annual incentive award to our executives for 2013, with the actual incentive payment to be made at the discretion of the committee based on performance against the specified secondary performance metric, as described below.

Selection of Secondary Performance Metric for 2013

If the primary EBITDA performance objective is attained, it is the committee's intention to use its negative discretion to pay 2013 annual bonuses based on our return on net assets (RONA), defined as the ratio (expressed as a percentage) of adjusted EBITDA divided by average operational assets.

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The "adjusted EBITDA" numerator of this metric is essentially the sum of (i) EBITDA (as described above) plus (ii) unrealized mark to market losses (gains) on hedges plus (iii) acquisition related transaction costs or fees plus (iv) restructuring, exit, impairment, system implementation, or similar types of costs less (v) profits (losses) associated with acquisitions and divestitures completed during the year.

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The "average operational assets" denominator of this metric is essentially the simple average of the beginning and year-end values for the sum of (i) total assets less (ii) cash and cash equivalents less (iii) short-term investments less (iv) investments in auction rate securities less (iv) investments in marketable equity securities less (v) total current liabilities less (vi) long-term deferred income taxes less (vii) other noncurrent liabilities less (viii) expenditures for in-process major capital projects (as approved by the committee) less (ix) assets associated with acquisitions and divestitures completed during the year plus (x) short-term debt or notes payable included in current liabilities.

In selecting return on net assets (RONA) as the applicable metric, the committee noted that it will:

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facilitate evaluation of the performance of our executive officers with a focus on the results of their operating decisions; and

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facilitate comparisons of our operating results with the results of other companies that have different financing and capital structures and/or tax rates.

The committee also established threshold, target, and ceiling levels for the return on net assets (RONA) performance metric:

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below the threshold level of 21% RONA, none of the short-term incentive award will be earned;

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at the threshold level of 21% RONA, half of the short-term incentive award target will be earned;

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at the target level of 30% RONA, all of the short-term incentive award target will be earned; and

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at and above the ceiling level of 48% RONA, twice the short-term incentive award target will be earned.

Linear interpolation will be applied for performance results between the threshold and target levels or between the target and ceiling levels.

As is noted above, if the primary EBITDA performance objective is not achieved, no annual incentive payment will be made to the executive officers under the 2013 annual incentive program.

Measured over an extended period, the objective of the committee is to select performance levels such that we have a roughly (i) 80% probability of exceeding the threshold level, (ii) 50% probability of exceeding the target level, and (iii) 20% probability of exceeding the ceiling level. Although the committee considers management's outlook as one of several factors in evaluating the threshold, target, and ceiling performance levels each year, the committee also recognizes that the outlook for any particular year represents only a single scenario from among a broad range of plausible alternatives, given the pronounced effects of highly volatile commodity prices upon our operating results. In general, the committee aims to achieve a larger payout under the program for years when our performance is superior by long-term industry standards, and a smaller payout (or none at all) for years when our performance is relatively weak, while creating incentives for improved performance under all conditions given the inherent cyclicality in our industry.

In reviewing our short-term incentive program, the committee was also aware of alternative metrics for measuring company performance, such as achievement of operating efficiency goals, continued emphasis on the establishment of a behavioral-based safety culture, progress towards strategic objectives, performance relative to comparable companies, or performance relative to a variable budget, as well as alternative plan designs that emphasize the personal accomplishment of individual or shared goals. The objective in each case would have been to address the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices upon our operating results. However, the committee believes that absolute and objective measures of company performance align the interests of our executive officers with the interests of our stockholders, reflect our team-based culture, and are easier to design, administer, and communicate.

Approval of Annual Incentive Awards for 2013

As noted above, the compensation committee recently granted annual incentive awards to our executive officers for calendar year 2013 pursuant to our 2009 Equity and Incentive Plan. Underneath the umbrella of the primary EBITDA performance objective, we also assigned each executive officer a target award opportunity for 2013 ranging from 45% to 125% of his or her base salary depending on his or her compensation and responsibility level. Additional information regarding the committee's approval of new target annual incentive levels for our named executive officers for 2013 is set forth above under the heading "Cash Compensation—Approval of New Compensation Levels for 2013." For each of our executive officers, the actual annual incentive payment for 2013 will be based in the first instance on whether the overall EBITDA performance objective is attained as described above under the heading "Selection of Primary Performance Metric for 2013." If the primary EBITDA performance objective is attained, actual award amounts will be determined by the committee using its negative discretion authority based upon our return on net assets (RONA) performance during 2013 as described above under the heading "Selection of Secondary Performance Metric for 2013."

Approval of Annual Incentive Payments for 2012

The compensation committee recently determined that each of our executive officers earned 200% of his or her target opportunity with respect to his or her annual incentive award for 2012, based on attainment of an approximately 60% return on net assets (RONA).

Additional information with respect to the compensation committee's grants of annual incentive awards and our subsequent cash payments to the named executive officers for 2010, 2011, and 2012 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

Long-term Incentives

The compensation committee reviewed our long-term incentive program during 2012 and granted long-term incentive awards to our executive officers.

General Considerations

During its review of our long-term incentive program, the committee considered the following general factors:

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the use of properly structured long-term incentives in order to align the interests of senior management and stockholders;

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the advantages and disadvantages of using stock options, restricted stock, and/or performance shares for such purposes;

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the choice of vesting parameters for stock options and restricted stock and the treatment of death, disability, retirement, resignation, and termination, with or without cause; and

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the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code.

The committee also considered the difficulty in establishing appropriate long-term performance measures for CF Industries, other than stock price appreciation and total stockholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

In addition, the committee reviewed a report from Towers Watson, our outside compensation consultant, regarding competitive market practices with respect to the use of long-term incentives.

The committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, our long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards. Our 2009 Equity and Incentive Plan allows the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Design of Awards for 2012

Based on its review of these general, company-specific, and competitive considerations, the committee determined that the long-term incentive awards to our executive officers for 2012 should continue to be composed of 60% stock options and 40% restricted stock (each measured by fair value on the date of grant), as was the case for 2010 and 2011.

In selecting a mixture of stock options and restricted stock for our long-term incentive awards, the committee noted that:

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the stock option award would provide potential value for executive officers that is tied solely to stock price appreciation after the date of grant;

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the stock option and restricted stock awards would be subject to time vesting provisions and therefore create an additional retention mechanism for executive officers;

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the restricted stock award would foster stock ownership by executive officers; and

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the restricted stock award would provide value for executive officers that fluctuates with total stockholder return (including dividends).

Approval of Awards for 2012

The compensation committee approved long-term incentive awards during 2012 pursuant to our 2009 Equity and Incentive Plan consisting of 65,645 stock options and 18,070 shares of restricted stock for our executive officers in the aggregate.

All of our executive officers were granted awards on August 10, 2012. The compensation committee chose August 10, 2012 for the grant date for these awards because it was the anniversary of our IPO. In selecting August 10, 2012 as the grant date, the compensation committee also noted that we had reported our financial results for the second quarter of 2012 on August 6, 2012.

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On the grant date, the committee approved dollar-denominated stock option and restricted stock awards for the individual executive officers. In setting the dollar-denominated values of the individual awards, the committee considered the competitive general industry market median value for the position (adjusted to reflect the individual's current base salary) as determined by Towers Watson, our outside compensation consultant. The committee also considered the recommendations from our chief executive officer for the long-term incentive awards to each of the executive officers other than himself. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, and tenure and performance in the position.

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After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of stock options and an actual number of shares of restricted stock using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by our outside compensation consultant and approved in advance by the committee. Similarly, the exercise price for the stock options was set to equal that day's closing price. The number of stock options represented 60% of the total value on the grant date, and the number of shares of restricted stock represented the remaining 40%.

The terms and conditions of these long-term incentive awards were as follows:

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The shares of restricted stock granted to our executive officers will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to our executive officers during the vesting period.

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Subject to earlier forfeiture or accelerated vesting (as described below), the options granted during 2012 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant.

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As discussed below, upon a change in control, the restrictions, limitations, and conditions applicable to the restricted stock and stock option awards will lapse and the awards will become fully vested and exercisable. The awards will also become fully vested and exercisable upon death or disability.

Additional information with respect to the compensation committee's grants of restricted stock and stock options to our named executive officers during 2012 is set forth below under the heading "Executive Compensation—Grants of Plan-based Awards."

Change in Control, Severance, and Retirement Benefits

The compensation committee reviewed our change in control, severance, and retirement benefits during 2012 as described below. Based on its review, and after considering the factors noted below, the committee determined that our change in control, severance, and retirement benefits continue to serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Change in Control Benefits

With respect to our change in control benefits, the committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2009 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading "Executive Compensation—Change in Control Benefits."

In connection with its review, the committee noted that the change in control agreements with our executive officers are:

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intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control;

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designed to avoid unwanted management turnover in the event of a potential change in control; and

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designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control.

The committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer's employment (sometimes referred to as a "double trigger"), before any benefits will be owing to the executive officer under the agreement.

In addition, the committee noted that our 2009 Equity and Incentive Plan provides that all plan-based awards will be deemed fully achieved, fully vested, and fully exercisable upon a change in control (sometimes referred to as a "single trigger"), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards have included this change in control provision for the benefit of our executive officers and the other participants.

As part of its review, the committee reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the committee determined that our change in control benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Severance Benefits

With respect to our severance benefits, the committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions, and (iv) such additional severance benefits as our compensation committee may approve in certain instances. Based on its review, and the other factors noted above, the committee determined that our severance benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Retirement Benefits

With respect to our retirement benefits, the committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings "Executive Compensation—Retirement Benefits" and "Executive Compensation—Nonqualified Deferred Compensation."

In connection with its review, the committee noted that our defined benefit pension plan, which we refer to as the Retirement Income Plan, was closed to new participants on December 31, 2003. As a result, executive officers who joined the company after that date are ineligible to receive any pension benefits under this plan. In 2012, the committee approved a new defined benefit pension plan, which we refer to as our Pension Plan, under which all domestic employees (including executive officers) are eligible to participate effective January 1, 2013, except for those employees that participate in the Retirement Income Plan. Under the Pension Plan, we will credit the account of each participating employee an amount between 4% and 7% (depending on years of service) of the participant's eligible compensation. For our executive officers, eligible compensation is limited to base salary. Each participant's account will earn an annual return based on a reference treasury security but not less than 3% per year.

The committee also reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the committee determined that our retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Compensation of the Chief Executive Officer

The compensation committee has taken a number of steps related to reviewing and establishing the compensation of our chief executive officer. Additional information regarding these activities is set forth above under the heading "Compensation Committee Activities."

Cash Compensation for 2013

The compensation committee recently approved a base salary of $1,100,000 for Mr. Wilson for 2013 and an annual incentive target equal to 125% of his base salary, as compared with a base salary of $1,050,000 and an annual incentive target equal to 125% of his base salary for 2012. In setting Mr. Wilson's base salary and annual incentive target for 2013, the committee considered (i) a competitive market assessment performed by Towers Watson, our outside compensation consultant, (ii) our Board's annual evaluation of Mr. Wilson's overall performance, and (iii) the goals and objectives of our executive compensation plans. The committee also considered the current conditions in the overall economy, and the announced decisions at other companies regarding cash compensation for chief executive officers. Additional information regarding the committee's approval of Mr. Wilson's base salary and his annual incentive target for 2013 is set forth above under the heading "Cash Compensation."

Short-term Incentive Award for 2013

The compensation committee recently granted Mr. Wilson an annual incentive award for 2013. Mr. Wilson's annual incentive payment for 2013 will be based in the first instance on our attaining the primary EBITDA performance objective of $500 million. If the primary EBITDA performance objective is attained, Mr. Wilson's actual annual incentive payment will be determined by the committee using its negative discretion authority based on our level of achievement of return on net assets (RONA) for the year, ranging from (i) a threshold equal to 62.5% of his base salary at an RONA of 21% through (ii) a target equal to 125% of his base salary at an RONA of 30% to (iii) a ceiling equal to 250% of his base salary at an RONA of 48%. Additional information regarding the terms and conditions of Mr. Wilson's annual incentive award for 2013 is set forth above under the heading "Short-term Incentives."

Short-term Incentive Payment for 2012

The compensation committee recently determined that Mr. Wilson earned $2,625,000 (representing 250% of his base salary and 200% of the relevant target) with respect to his annual incentive award for 2012. Additional information with respect to Mr. Wilson's annual incentive award for 2012 and our subsequent cash payment to him on that award is set forth above under the heading "Approval of Short-term Incentive Payments for 2012" and below under the headings "Executive Compensation—Summary Compensation Table," and "Executive Compensation—Grants of Plan-based Awards."

Long-term Incentive Awards for 2012

The compensation committee also granted Mr. Wilson 32,520 stock options and 8,945 shares of restricted stock for 2012. In making this award, the committee considered a competitive market assessment performed by our outside compensation consultant as well as the other factors discussed above. Additional information regarding the committee's review of our long-term incentive program and the terms and conditions of our stock option and restricted stock awards for 2012 is set forth above under the heading "Long-term Incentives."

Change in Control, Severance, and Retirement Benefits

The compensation committee also reviewed our change in control, severance, and retirement benefits during 2012, with a particular focus on the benefits Mr. Wilson would receive upon such an event now or in the future. As part of its review, the committee reviewed "tally sheets," estimating the benefits that Mr. Wilson would receive under various assumptions and scenarios. Based on its review, and the other factors noted above, the committee determined that Mr. Wilson's change in control, severance, and retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices. Additional information regarding the committee's activities in this regard is set forth above under the heading "Change in Control, Severance, and Retirement Benefits."

Additional information with respect to Mr. Wilson's total compensation and benefits for 2010, 2011, and 2012 is set forth below under the heading "Executive Compensation."

Industry Reference Group

As noted above, the compensation committee has adopted an industry reference group for use in establishing compensation and incentive levels. During 2012, the committee revised the reference group so that it comprises the following 14 companies:

Global Industry Classification Standard Subindustry Description	Company Name
Fertilizers and Agricultural Chemicals	Agrium Inc. The Mosaic Company Potash Corporation of Saskatchewan Inc. The Scotts Miracle-Gro Company
Specialty Chemicals	Cytec Industries Inc. Albemarle Corporation
Commodity Chemicals	Celanese Corporation
Diversified Chemicals	Ashland Inc. Eastman Chemical Company FMC Corporation Huntsman International LLC
Agricultural Products	Ingredion Incorporated (formerly known as Corn Products International, Inc.)
Industrial Gases	Air Products and Chemicals, Inc.
Coal and Consumable Fuels	Arch Coal, Inc.

During 2011, our industry reference group also included Nalco Holding Corporation (Specialty Chemicals) and Airgas, Inc. (Industrial Gases). Our compensation committee removed Nalco Holding Corporation from the reference group because it had recently been acquired and, based on the recommendation of Towers Watson, replaced it with Albemarle Corporation, which is a specialty chemicals producer within the revenue and market capitalization range of our reference group. Based on the recommendation of Towers Watson, our compensation committee also removed Airgas, Inc. from the reference group and replaced it with Air Products and Chemicals, Inc. in order to make the reference group remain reflective of our comparator markets, both in industry and size. We include a subset of this industry reference group in our "peer group" for purposes of the stock price performance graph included within our 2012 Annual Report. We have selected Agrium Inc., The Mosaic Company, and Potash Corporation of Saskatchewan Inc. for this purpose because they comprise the members of our reference group that are publicly traded manufacturers of fertilizers with headquarters in North America.

Stockholder Say on Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote to approve the compensation of our named executive officers (a "Say on Pay" proposal). At each of our annual meetings of stockholders held in May 2011 and May 2012, greater than 90% of the votes cast on the Say on Pay proposal at the particular meeting were voted in favor of the proposal. The compensation committee believes this affirms stockholders' support of CF Industries' approach to executive compensation, and did not change its approach for 2013. The compensation committee will continue to consider the outcome of our stockholders' Say on Pay votes when making future compensation decisions for the named executive officers.

Financial Restatements

It is the policy of our Board that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers if the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been received inappropriately by an executive officer. The compensation committee includes "clawback" language in the forms of incentive award agreements that we use with executive officers in order to enhance the enforceability of these provisions.

Stock Ownership Guidelines

The Board believes that our directors and officers should be stockholders of CF Industries and, based on the recommendation of the compensation committee, has established guidelines for stock ownership.

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Directors will have five years from the date of their appointment or election to achieve stock ownership with a market value equal to five times their annual retainer.

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Officers will have five years from their date of hire or promotion to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of several other executive officers, and (iii) one times annual base salary in the case of the other officers.

For purposes of these guidelines, stock ownership includes (i) any purchased stock, (ii) any "phantom" stock held in our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan), (iii) any vested stock awards, and (iv) the after-tax portion (assuming a 35% tax rate) of the "spread" on any vested stock option awards (i.e., the amount by which the market value of the underlying stock exceeds the exercise price of the vested stock options).

Once an individual meets his or her ownership guideline requirements, it is expected that he or she will maintain ownership at the required levels as stock prices and salaries change over time. It is also expected that the individual will not sell any shares unless he or she has achieved compliance with the ownership guidelines before the sale and that he or she will retain enough shares following the sale in order to remain in compliance with the guidelines.

We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2009 Equity and Incentive Plan. We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from trading in derivatives on our stock, selling our stock "short," or holding our stock in margin accounts.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deduction to $1,000,000 per year for compensation paid to our chief executive officer or certain of the other named executive officers. Compensation that is performance-based is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. We believe that our 2009 Equity and Incentive Plan complies with the Section 162(m) regulations adopted by the Internal Revenue Service, permitting us to grant performance-based compensation which is not subject to the $1,000,000 limit otherwise imposed by Section 162(m). We will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m) to the extent practicable and in the best interests of CF Industries and its stockholders.

Compensation Consultant Matters

As noted above, the compensation committee has engaged Towers Watson, an outside global human resources consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. The fees paid to Towers Watson for its services to the committee were $133,000 in 2012 and $90,000 in 2011.

In addition, with the prior approval of the compensation committee chairman in each instance, our senior vice president, human resources has engaged Towers Watson to provide various compensation and benefits consulting services to management. The fees paid to Towers Watson for these services to management were $68,000 in 2012 and $50,000 in 2011.

The compensation committee has determined, after appropriate inquiry (and taking into account the other fees described above), that no conflicts of interest exist with respect to Towers Watson's engagement as the committee's independent compensation consultant.

COMPENSATION AND BENEFITS RISK ANALYSIS

As noted above, the compensation committee has reviewed the potential effects of the various components of our compensation and benefits program upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. After reviewing the relevant features of:

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our annual incentive program, including (i) the selection of appropriate performance metrics, (ii) the focus on collective rather than individual behaviors, (iii) the process by which the compensation committee establishes target bonus opportunities as well as threshold, target, and ceiling performance levels, (iv) the consistency of our short-term incentive practices with the practices at comparable companies, (v) the control environment within which business decisions are made, (vi) the periodic reporting to the compensation committee regarding corporate performance, (vii) the discretion the compensation committee has retained to adjust annual incentive payments under appropriate circumstances, and (viii) the "clawback" provisions in our policy regarding financial restatements;

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our long-term incentive program, including (i) the levels of common stock ownership and equity-based awards held by our executive officers, (ii) the use of restricted stock as well as stock options in making stock-based awards to executive officers, (iii) the consistency of our long-term incentive practices with the practices at comparable companies, and (iv) the limitations on trading imposed by our stock ownership guidelines and our Policy on Insider Trading;

•
our change-in-control benefits, including the facts that the change-in-control agreements with our executive officers are (i) intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control, (ii) designed to avoid unwanted management turnover in the event of a potential change in control, and (iii) designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control; and

•
our other awards, plans, programs, policies, and practices, including (i) the appropriateness of the incentives created thereby, (ii) the focus on collective rather than individual behaviors, (iii) the control environment, and (iv) the absence of personal objectives and direct financial incentives with respect to raw materials procurement and transactions involving natural gas derivatives;

the compensation committee believes that the company's compensation and benefits program balances risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of the company's stockholders over the long term.

 COMPENSATION COMMITTEE REPORT

The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation committee is composed of five non-employee directors and operates under a written charter adopted by our Board. Each member of the compensation committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to compensation committee members. Our Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation committee held seven meetings during the year ended December 31, 2012 and met in executive session at four of the five meetings that were held in person. The compensation committee also reviewed and discussed with management the compensation discussion and analysis section of this Proxy Statement.

Based on its review and the foregoing meetings and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis section be included in this Proxy Statement and in our Annual Report on Form 10-K for filing with the SEC.

Robert C. Arzbaecher (Chairman)
Stephen A. Furbacher
Stephen J. Hagge
John D. Johnson
Edward A. Schmitt

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the years ended December 31, 2010, 2011, and 2012 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation for 2012 other than changes in pension value and nonqualified deferred compensation earnings). We refer to these five individuals in this Proxy Statement as our "named executive officers".

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compen- sation(1)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
Principal Executive Officer
Stephen R. Wilson	2012	1,050,000	1,860,113	2,627,476	2,625,000	1,065,643	161,118	9,389,350
President and Chief	2011	1,000,000	1,389,691	1,684,642	2,400,000	508,102	135,662	7,118,097
Executive Officer	2010	925,000	1,390,230	1,766,454	1,378,300	331,171	100,300	5,891,455
Principal Financial Officer
Dennis P. Kelleher(7)	2012	515,000	349,356	492,450	669,500	—	57,098	2,083,404
Senior Vice President	2011	180,822	883,553	748,925	236,700	—	7,308	2,057,308
and Chief Financial Officer
Other Executive Officers
Bert A. Frost	2012	450,000	349,356	492,450	585,000	—	54,688	1,931,494
Senior Vice President,	2011	425,000	278,237	336,683	552,500	—	52,019	1,644,439
Sales and Market Development	2010	325,000	276,420	352,579	266,300	—	33,038	1,253,337
Philipp P. Koch	2012	420,000	302,567	427,005	546,000	429,427	50,672	2,175,671
Senior Vice President,	2011	400,000	231,865	280,876	520,000	209,550	44,309	1,686,600
Supply Chain	2010	325,000	276,420	352,579	266,300	115,729	31,651	1,367,679
W. Anthony Will	2012	470,000	349,356	492,450	611,000	—	61,106	1,983,912
Senior Vice President,	2011	450,000	278,237	336,683	585,000	—	52,624	1,702,544
Manufacturing and Distribution	2010	325,000	446,020	480,532	266,300	—	38,017	1,555,869

(1)
Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2010, 2011, and 2012 regardless of when such amounts are paid in cash.

(2)
Amounts in these two columns represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock and stock option awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2012. Additional information with respect to the outstanding restricted stock and stock option awards is set forth below under the headings "Grants of Plan-based Awards" and "Outstanding Equity Awards at Fiscal Year End."

(3)
Amounts in this column represent amounts that the named executive officers earned with respect to the years ended December 31, 2010, 2011, and 2012 as the result of annual incentive awards we granted to the named executive officers pursuant to our Equity and Incentive. Additional information with respect to these annual incentive awards for 2012 is set forth below under the heading "Grants of Plan-based Awards."

(4)
Amounts in this column represent only the change during the particular year in the actuarial present value of the named executive officer's accumulated pension benefits under our Retirement

  Income Plan (a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2012. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading "Retirement Benefits." Messrs. Kelleher, Frost, and Will are ineligible for defined benefit pension benefits under these plans since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003. In 2012, the compensation committee approved the new Pension Plan, under which all domestic employees (including executive officers) are eligible to participate effective January 1, 2013, except for those employees that participate in the Retirement Income Plan.

(5)
This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers' nonqualified deferred compensation earnings is set forth below under the heading "Nonqualified Deferred Compensation."

(6)
Amounts in this column for 2012 represent (i) employer contributions and credits to our Thrift Savings Plan (a tax-qualified defined contribution retirement plan) and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums and (iii) dividends on restricted stock, in each case as set forth in the following table.

Name	Employer Contributions and Credits to Retirement Plans ($)	Employer-paid Life Insurance Premiums ($)	Dividends on Restricted Stock ($)	Total ($)
Stephen R. Wilson	98,250	2,208	60,660	161,118
Dennis P. Kelleher	46,975	1,138	8,985	57,098
Bert A. Frost	42,094	994	11,600	54,688
Philipp P. Koch	39,300	928	10,444	50,672
W. Anthony Will	43,988	1,038	16,080	61,106

None of the named executive officers received any perquisites or personal benefits during 2012 with an aggregate value of $10,000 or more. Mr. Wilson receives no additional compensation for his service as a director or as the chairman of our Board. In addition, none of the named executive officers received additional compensation for their service as a director or executive officer of TNGP.

(7)
Mr. Kelleher joined the company in August 2011.

Grants of Plan-based Awards

The following table shows all plan-based awards that we granted for the year ended December 31, 2012 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading "Summary Compensation Table."

		Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)
							Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stephen R. Wilson	12/13/11	656,250	1,312,500	2,625,000
	8/10/12				8,945	32,520	207.95	4,487,589
Dennis P. Kelleher	12/13/11	167,375	334,750	669,500
	8/10/12				1,680	6,095	207.95	841,806
Bert A. Frost	12/13/11	146,250	292,500	585,000
	8/10/12				1,680	6,095	207.95	841,806
Philipp P. Koch	12/13/11	136,500	273,000	546,000
	8/10/12				1,455	5,285	207.95	729,572
W. Anthony Will	12/13/11	152,750	305,500	611,000
	8/10/12				1,680	6,095	207.95	841,806

(1)
Messrs. Wilson, Kelleher, Frost, Koch, and Will were assigned target award opportunities equal to 125%, 65%, 65%, 65%, and 65% of their respective base salaries. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—Short-term Incentives." We recently determined the amounts that each of the named executive officers had earned with respect to these awards, based on our corporate performance for 2012, as set forth above under the heading "Summary Compensation Table."

(2)
The shares shown in this column are shares of restricted stock that will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to the named executive officers during the vesting period. Subject to earlier forfeiture or accelerated vesting, the options granted during 2012 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of these restricted stock and stock option awards are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

(3)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock and stock option awards that we granted to the named executive officers pursuant to our 2009 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2012 by each of the named executive officers. Additional information with respect to the equity awards granted during 2012 is set forth above under the heading "Grants of Plan-based Awards."

	Option Awards(1)(3)				Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen R. Wilson	86,300	—	14.83	8/10/2016	—	—
	54,300	—	51.95	8/10/2017	—	—
	27,470	—	125.33	8/11/2018	—	—
	37,100	—	82.03	8/10/2019	—	—
	33,066	16,534	81.30	8/10/2020	17,100	3,474,036
	9,156	18,314	149.59	8/10/2021	9,290	1,887,356
	—	32,520	207.95	8/10/2022	8,945	1,817,266
Dennis P. Kelleher	3,570	7,140	170.57	8/22/2021	3,562	723,656
	—	6,095	207.95	8/10/2022	1,680	341,309
Bert A. Frost	6,410	—	48.64	12/11/2018	—	—
	5,900	—	82.03	8/10/2019	—	—
	6,600	3,300	81.30	8/10/2020	3,400	690,744
	1,829	3,661	149.59	8/10/2021	1,860	377,878
	—	6,095	207.95	8/10/2022	1,680	341,309
Philipp P. Koch	1,500	—	82.03	8/10/2019	—	—
	6,600	3,300	81.30	8/10/2020	3,400	690,744
	1,526	3,054	149.59	8/10/2021	1,550	314,898
	—	5,285	207.95	8/10/2022	1,455	295,598
W. Anthony Will	4,900	—	44.15	4/24/2017	—	—
	3,800	—	51.95	8/10/2017	—	—
	4,970	—	125.33	8/11/2018	—	—
	6,700	—	82.03	8/10/2019	—	—
	—	6,800	67.04	5/25/2020	3,500	711,060
	4,933	2,467	81.30	8/10/2020	2,600	528,216
	1,829	3,661	149.59	8/10/2021	1,860	377,878
	—	6,095	207.95	8/10/2022	1,680	341,309

(1)
The stock options were granted on the dates that are ten years prior to the option expiration dates shown in the same row of the table in each instance.

(2)
Except as otherwise noted, the shares of restricted stock were granted on the same dates as the stock options shown in the same row of the table in each instance.

(3)
The shares of restricted stock listed for all of our officers (other than Mr. Kelleher's award from August 2011 as noted in footnote 4) will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to the named executive officers during the vesting period. Subject to earlier forfeiture or accelerated vesting, (i) the options granted on May 25, 2010 will generally become exercisable on the third anniversary following the date of grant and will expire ten years from the date of grant and (ii) the other options shown in the table will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of the restricted stock and stock option awards granted in 2011 are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

(4)
Mr. Kelleher received an award of 5,180 shares of restricted stock in August 2011 upon joining the company. 31.25% of these shares vested on the first anniversary of the grant date, and 31.25% and 37.5% will vest on the second and third anniversaries, respectively, of the grant date, subject to earlier forfeiture or accelerated vesting.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises by each of the named executive officers and the vesting of restricted stock held by each of the named executive officers during the year ended December 31, 2012.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen R. Wilson	475,000	82,783,550	14,100	2,932,095
Dennis P. Kelleher	—	—	1,618	345,928
Bert A. Frost	—	—	2,300	478,285
Philipp P. Koch	8,190	1,112,938	1,700	353,515
W. Anthony Will	—	—	2,500	519,875

Retirement Benefits

The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2012 for each of the named executive officers.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)	Payments During Last Fiscal Year ($)
Stephen R. Wilson	Retirement Income Plan	21.0	984,731	—
	Supplemental Benefit and Deferral Plan	21.0	4,613,472	—
Dennis P. Kelleher(4)
Bert A. Frost(4)
Philipp P. Koch	Retirement Income Plan	8.5	342,696	—
	Supplemental Benefit and Deferral Plan	8.5	717,639	—
W. Anthony Will(4)

(1)
Our Retirement Income Plan is a tax-qualified defined benefit pension plan. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)
The combined annual pension benefit under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan assuming retirement at age 65 is equal to the product of (i) 1.75% times (ii) highest average earnings (base salary plus annual incentive earnings) over any consecutive 60 months times (iii) years of eligible service, reduced by a Social Security offset allowance; provided, however, that the combined annual pension benefit will be capped at $400,000 per year. Benefits under our Retirement Income Plan are paid on a straight line annuity basis, but married participants are paid a reduced qualified joint and survivor annuity unless they elect a straight line annuity. Benefits under our Supplemental Benefit and Deferral Plan are paid in a lump sum unless the participant has elected a form of annuity permitted under our Retirement Income Plan. A special spousal benefit is payable as either an annuity or a lump sum in the event of a participant's death while an active employee. Participants who retire early between the ages of 55 and 65 will be entitled to receive a reduced annual pension benefit as set forth in the following table. Messrs. Wilson and Koch are 64 and 61 years old, respectively. Except as discussed below under the heading "Change in Control Benefits," we have no policy for granting extra years of age or service credit.

Payments Begin at Age	Percent of Full Benefit
65	100.00%
64	93.33%
63	86.67%
62	80.00%
61	73.33%
60	66.67%
59	63.33%
58	60.00%
57	56.67%
56	53.33%
55	50.00%

(3)
Amounts in this column represent the actuarial present value of the named executive officers' accumulated pension benefits under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2012. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officers' accumulated pension benefits under these plans is set forth above under the heading "Summary Compensation Table."

(4)
Messrs. Kelleher, Frost, and Will are ineligible to participate in our Retirement Income Plan, and are therefore ineligible to receive any defined benefit pension benefits under our Supplemental Benefit and Deferral Plan, since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003. In 2012, the compensation committee approved the new Pension Plan, under which all domestic employees (including executive officers) are eligible to participate effective January 1, 2013, except for those employees that participate in the Retirement Income Plan.

Nonqualified Deferred Compensation

The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Stephen R. Wilson	50,500	75,750	364,637	—	3,297,976
Dennis P. Kelleher	15,900	23,850	1,108	—	40,858
Bert A. Frost	13,063	19,594	1,580	—	100,705
Philipp P. Koch	11,200	16,800	10,335	—	116,511
W. Anthony Will	14,325	21,488	30,279	—	158,200

(1)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his annual incentive payment. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2012. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant's account. As a result of this delay, the amounts that we credited to the named executive officers' accounts during 2012 differ slightly from the amounts that the named executive officers deferred during 2012.

(2)
For 2012, we credited to the account of each named executive officer an amount equal to 3% of his base salary in excess of the annual compensation limit referred to above. In addition, for each named executive officer who elects to defer any of his base salary in excess of the annual compensation limit, we match (through further such credits to his deemed account) the portion (up to 6%) of his excess base salary that he elects to defer. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2012. These credits are also reported above under the heading "Summary Compensation Table." In connection with the adoption of the Pension Plan effective January 1, 2013, we will no longer credit the accounts of named executive officers 3% of base salary in excess of the annual compensation limit.

(3)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our Thrift Savings Plan.

•
In order to make these notional investments, the named executive officer notifies the third-party plan administrator of his selections.

•
The plan administrator then tracks the published total return on the actual securities underlying the named executive officer's notional investments, and we credit or debit the named executive officer's deemed account balance accordingly.

Since all such credits and debits are determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the table set forth above under the heading "Summary Compensation Table."

(4)
In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer's employment.

Change in Control Benefits

We have entered into change in control agreements with each of the named executive officers. Under the terms of these agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

Under the change in control agreements, a named executive officer will be deemed to have good reason if we:

•
fail to pay his specified annual salary or provide certain benefits;

•
assign him duties inconsistent with his current position or substantially and adversely alter his responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of his compensation; or

•
change his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements provide for (i) a lump sum payment to the named executive officer equal to two times (or, in the case of Mr. Wilson, three times) the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or, in the case of Mr. Wilson, three years) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

In addition, if the named executive officer is otherwise eligible to participate in our Retirement Income Plan, he will receive a cash payment equal to the actuarial value of two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit under the plan and will be credited with two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will also receive a cash payment equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Wilson, three years) under our Thrift Savings Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him under the agreements.

The change in control agreements further provide that, if any of the payments to the named executive officer become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed.

Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his change in control agreement.

In addition, upon a change in control (as defined in our Equity and Incentive Plans) the restrictions, limitations, and conditions applicable to outstanding restricted stock, stock options, and other plan-based awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable.

Assuming a change in control had occurred on December 31, 2012, with a transaction price equal to the closing price for our stock ($203.16 per share) on the NYSE as of such date, each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his employment on such date:

Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhance- ment(2) ($)	Retirement Savings Plan Enhance- ment(3) ($)	Early Vesting of Restricted Stock(4) ($)	Early Vesting of Stock Options(5) ($)	Other Change in Control Benefits(6) ($)	Estimated Excise Tax Gross Up(7) ($)	Total ($)
Stephen R. Wilson	7,087,500	—	283,500	7,178,659	2,995,914	92,333	—	17,637,906
Dennis P. Kelleher	1,699,500	—	92,700	1,064,965	232,693	66,802	—	3,156,660
Bert A. Frost	1,485,000	—	81,000	1,409,930	598,258	78,298	720,818	4,373,304
Philipp P. Koch	1,386,000	251,974	75,600	1,301,240	565,741	44,508	—	3,625,063
W. Anthony Will	1,551,000	—	84,600	1,958,462	1,422,364	78,652	750,655	5,845,733

(1)
This amount represents a cash payment to the named executive officer equal to two times (or, in the case of Mr. Wilson, three times) the sum of his base salary and target annual incentive payment.

(2)
This amount represents the present value of two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit for the named executive officer under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan. As of December 31, 2012, Mr. Wilson had already qualified for the maximum combined annual pension benefit of $400,000 per year under our defined benefit pension plans. Messrs. Kelleher, Frost, and Will are ineligible for these enhanced defined benefit pension benefits since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003.

(3)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Wilson,

  three years) under our Thrift Savings Plan and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan.

(4)
This amount represents the value attributable to the accelerated vesting of outstanding restricted stock awards held by the named executive officer, which is deemed to equal the market value on December 31, 2012 of the restricted stock that would otherwise have been unvested as of such date.

(5)
This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2012 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(6)
This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Wilson, three years) and the value of outplacement services for the named executive officer for a period of up to two years.

(7)
This amount represents an excise tax gross-up payment for the named executive officer such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed under Section 4999 of the Internal Revenue Code.

DIRECTOR COMPENSATION

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2012 for our non-employee directors. Mr. Wilson receives no additional compensation for his service as a director or as the chairman of our Board.

Name	Fees Earned or Paid in Cash(1) ($)	Dividends on Restricted Stock ($)	Stock Awards(2) ($)	Total ($)
Robert C. Arzbaecher	90,550	989	100,031	191,570
Wallace W. Creek(3)	4,775	292	—	5,067
William Davisson	69,850	989	100,031	170,870
Stephen A. Furbacher	95,700	989	100,031	196,720
Stephen J. Hagge	80,550	989	100,031	181,570
David R. Harvey(3)	6,275	292	—	6,567
John D. Johnson	68,425	989	100,031	169,445
Robert G. Kuhbach	94,050	989	100,031	195,070
Edward A. Schmitt	84,775	989	100,031	185,795

(1)
Amounts in this column represent fees that our non-employee directors earned during 2012 with respect to their annual cash retainers and meeting fees. Additional information with respect to these fees is set forth below under the headings "Annual Cash Retainer" and "Meeting Fees."

(2)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock awards that we granted to the non-employee directors during 2012 pursuant to our 2009 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2012. Additional information with respect to these restricted stock awards is set forth below under the heading "Annual Restricted Stock Grant."

(3)
Messrs. Creek and Harvey ceased serving as directors effective as of the annual meeting in May 2012.

Annual Cash Retainer

Each non-employee director will receive, upon joining the Board, a cash retainer of $55,000, payable in advance. Thereafter, each continuing non-employee director will receive an annual cash retainer of $55,000, payable in advance on the date of each annual meeting of the stockholders. The chairmen of the Board committees and the lead independent director will receive additional annual cash retainers in the following amounts which shall be paid in the same manner:

Audit committee chairman	$15,000
Compensation committee chairman	$10,000
Governance committee chairman	$7,500
Lead independent director	$20,000

If the lead independent director is also the chairman of the governance committee, he would receive only the lead independent director retainer.

Annual Restricted Stock Grant

Each non-employee director will receive, upon joining the Board, a restricted stock grant with a fair market value of $100,000. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $100,000 on the date of each annual meeting of the stockholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the stockholders following the date of grant or (y) the first anniversary of the date of grant.

Meeting Fees

Each director will receive $1,500 for each Board meeting attended in person (or $500 per meeting for participation via conference call). During a typical calendar year, there would be six regularly scheduled Board meetings (five in person and one telephonic). There may also be one or more special Board meetings.

Each Board committee member will receive $1,500 for each committee meeting attended in person (or $425 per meeting for participation via conference call). During a typical calendar year, there would be (i) nine regularly scheduled audit committee meetings (five in person and four telephonic); (ii) six regularly scheduled compensation committee meetings (five in person and one telephonic); and (iii) three regularly scheduled corporate governance and nominating committee meetings (all in person). There may also be one or more special committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pre-IPO Owners

CHS Inc. and GROWMARK, Inc. were two of our pre-IPO owners. John D. Johnson, who is the former president and chief executive officer of CHS, and William Davisson, who is the former chief executive officer of GROWMARK, are members of our Board. Messrs. Davisson and Johnson retired from their respective positions with GROWMARK and CHS at the end of 2010. On August 31, 2012, each of Messrs. Davisson's and Johnson's post-retirement incentive compensation from their former employers was finalized. Effective as of September 1, 2012, the Board made an affirmative determination that each of Messrs. Davisson and Johnson meets the applicable requirements for "independence" set forth in the corporate governance standards of the NYSE. Information with respect to the company's transactions with CHS Inc. and GROWMARK, Inc. are set forth below because we treated each of them as a "related person" of the company as defined under the rules of the SEC until August 31, 2012.

Product Sales

CHS Inc. and GROWMARK, Inc. purchased substantial quantities of fertilizers from us in 2012, as shown in the following table.

Customer	Net Sales (in millions)	Percent of Total Net Sales
CHS Inc.	$598.0	9.8%
GROWMARK, Inc.	$469.2	7.7%

	$1,067.2	17.5%

In addition to purchasing fertilizer from us, CHS and GROWMARK also contracted with us to store fertilizer products at certain of our warehouses. In connection with these storage arrangements, we recognized approximately $0.3 million from CHS and $0.2 million from GROWMARK in 2012. GROWMARK had also entered into a terminal sublease with us pursuant to which we passed through to GROWMARK the economics of our underlying terminal lease with a third party. The subleased expired in June 2012. In connection with this terminal sublease, we recognized approximately $0.1 million in offsetting sublease income and underlying lease expense in 2012.

Supply Contracts

In connection with our IPO, we entered into a multi-year supply contract with GROWMARK, Inc. relating to purchases of fertilizer products. The original contract lasted until June 30, 2008, which was the expiration of that contract's initial three-year term. Effective July 1, 2008, we entered into a new multi-year supply contract with GROWMARK, with an initial term lasting until June 30, 2013. The term for the contract will be extended automatically for successive one-year periods unless a termination notice is given by either party.

The GROWMARK contract specifies a sales target volume and a requirement volume for the first contract year. The requirement volume is a percentage of the sales target volume and represents the volume of fertilizer that we are obligated to sell and GROWMARK is obligated to purchase during the first contract year. Thereafter, the sales target volume is subject to yearly adjustment by mutual agreement or, failing such agreement, to an amount specified by us which is not more than 105% of the prior year's sales target volume. The requirement volume in the contract is also subject to yearly adjustment to an amount specified by GROWMARK which is not less than 65% nor more than 100% of the then applicable sales target volume.

The contract also contains a reciprocal "meet or release" provisions pursuant to which each party must provide the other party with notice and the opportunity to match certain third-party transactions. Any volume of fertilizer that GROWMARK purchases from third parties or that we sell to third parties pursuant to these provisions will be applied entirely to reduce GROWMARK's sales target volume without any reduction in its requirement volume.

The prices for product sold under the supply contract will vary depending on the type of sale selected by GROWMARK. GROWMARK may select (i) cash sales at prices that are published in our weekly cash price list, (ii) index sales at a published index price, (iii) forward pricing sales under our forward pricing program, and (iv) sales negotiated between the parties. The contract also provides for performance incentives based on (i) the percentage of the sales target volume actually purchased, (ii) the timing of purchases under our forward pricing program, (iii) the amount of purchases under our forward pricing program, and (iv) specifying a requirement volume in excess of the then applicable minimum requirement volume.

We have agreed with GROWMARK that the prices it is charged for cash sales, index sales, and forward pricing sales will be the same prices we charge all of our similarly situated customers and that the performance incentives offered to GROWMARK will be equal to the highest comparable incentives offered to other requirement contract customers. We believe the performance incentives offered under the supply contract are consistent with the incentives offered to similarly situated customers in our industry in transactions between unaffiliated parties.

Net Operating Loss Carryforwards

In connection with the IPO and related reorganization, we entered into a net operating loss (NOL) agreement with CF Industries, Inc.'s pre-IPO owners, including CHS Inc. and GROWMARK, Inc., relating to the future treatment of the pre-IPO NOLs. In January 2013, we entered into a settlement with the Internal Revenue Service that allows for use of the pre-IPO NOL's as a deduction over the next five years. In addition, we amended the agreement with the pre-IPO owners to facilitate the settlement. Under the NOL agreement as amended, we will pay to CF Industries, Inc.'s pre-IPO owners approximately 73% of the amount equal to the resulting federal and state income taxes actually saved from the deductions and we will retain approximately 27% of the benefit.

Canadian Fertilizers Limited

GROWMARK, Inc. owns 9% of the outstanding common stock of Canadian Fertilizers Limited ("CFL"), our Canadian joint venture, and elects one director to the CFL board. In October 2012, we entered into an agreement to acquire GROWMARK's shares in CFL. The agreement is subject to certain customary closing conditions.

Policy Regarding Related Person Transactions

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its stockholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its stockholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our audit committee has adopted a written policy regarding related person transactions. For the purposes of this policy, a "related person transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, other than (a) transactions where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; (b) transactions involving services as a bank depositary of funds, transfer agent, registrar, or trustee under a trust indenture, or similar services; (c) transactions in which the interest of the related person derives solely from his or her service as a director of another entity that is a party to the transaction; or (d) transactions in which the interest of the related person derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.

In addition, transactions involving the purchase of products or services (other than personal or professional services) from an entity for which a director of the company or an immediate family member of a director serves as an executive officer shall not be considered to involve a material interest on the part of such director (and therefore shall not be considered related person transactions) if (i) the director did not participate in the decision on the part of the company to enter into such transactions, (ii) the transactions are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for transactions with other unrelated third parties, and (iii) the amount paid in all transactions with any such entity in a twelve-month period is less than the greater of $500,000 or 1% of such entity's consolidated gross revenues for the most recently completed fiscal year for which data is publicly available.

For purposes of the policy, a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
The general counsel will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•
If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chairman of the audit committee (who has been delegated authority to act between committee meetings).

•
The audit committee, or where submitted to the chairman of the committee, the chairman, shall consider all of the relevant facts and circumstances available to the committee or the chairman, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The committee (or the chairman) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the committee (or the chairman) determines in good faith.

•
The committee or chairman, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee's first meeting of each fiscal year, the committee shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company's contractual obligations, the committee shall determine if it is in the best interests of the company and its stockholders to continue, modify, or terminate the related person transaction.

No member of the audit committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Sales of our products and services to related persons in the ordinary course of business, at prices and on terms consistent with those offered to similarly situated customers in our industry in transactions between unaffiliated parties, including without limitation sales to GROWMARK, Inc. pursuant to the multi-year supply contract for the purchase and sale of fertilizer, will generally not be subject to the approval procedures described above; provided, however, that any (i) modification or amendment of a multi-year supply contract or (ii) entry into, modification, or amendment of a similar long-term supply contract with any related person will be subject to the same procedures under this policy as are applicable to any other related person transactions.

 PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee has selected KPMG as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2013. KPMG was our independent registered public accounting firm for the year ended December 31, 2012.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2013. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2013. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its stockholders.

Unless otherwise instructed, we will vote all proxies we receive FOR ratifying the selection of KPMG as the company's independent registered public accounting firm for 2013.

The Board unanimously recommends that you vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2013.

 AUDIT AND NON-AUDIT FEES

On behalf of CF Industries and its affiliates, the audit committee retained KPMG to audit our consolidated financial statements for 2012. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2012.

The aggregate fees for professional services provided by KPMG with respect to these various services for 2011 and 2010 were:

	2012	2011
Audit fees(1)	$2,783,200	$2,085,200
Audit-related fees(2)	40,000	28,900
Tax fees	—	—
All other fees	—	—

	$2,823,300	$2,114,100

(1)
Audit fees consisted principally of audit and review work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and review of documents filed with the SEC.

(2)
Audit-related fees were principally for audits of employee benefit plans and, in 2012, a review of the audit programs utilized by the company's internal audit function.

 PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•
Audit services include audit and review work performed on the financial statements and audit work related to internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits and review of documents filed with the SEC.

•
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax compliance, tax planning, and other tax advice.

•
All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn't request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chairman of the audit committee provided that the estimated fee for any such engagement does not exceed $100,000. The chairman of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will only obtain these non-audit services from KPMG when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the committee's goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements. KPMG partners assigned to our audit rotate at least every five years, in accordance with professional standards.

AUDIT COMMITTEE REPORT

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of four non-management directors and operates under a written charter adopted by our Board. Each member of the audit committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG, our independent auditor, is responsible for auditing the financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

During 2012, the audit committee held nine meetings and met in executive session at four of the five meetings that were held in person and at two of the four telephonic meetings. The audit committee also reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2012. The audit committee also discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 114 (Communication with Audit Committees), the standards of the Public Company Accounting Oversight Board, and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and discussed with KPMG its independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the Board that the audited consolidated financial statements of CF Industries for the year ended December 31, 2012, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2013 and recommended to the Board that the Board seek stockholder ratification of the selection of KPMG.

Robert G. Kuhbach (Chairman)
Robert C. Arzbaecher
William Davisson
Stephen J. Hagge

 PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTING

Information regarding a stockholder proposal is set forth below. CF Industries disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has advised us that he beneficially owns 25 shares of our common stock and has given us notice that its representative intends to present this proposal at the Annual Meeting.

PROPOSAL TO ADOPT SIMPLE MAJORITY VOTING

Proposal 5—Simple Majority Vote Right

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included James McRitchie and Ray T. Chevedden.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm continuously rated our company "D" since 2009 with "High Governance Risk," "High Concern" in takeover defenses and "High Concern" in Executive Pay—$67 million for our CEO Stephen Wilson. Plus our management is protected by a poison pill until at least 2015 and our directors were entitled to 3-year terms without standing for election.

Market-priced stock options and restricted stock units were given annually to our highest paid executives and would then simply vest over time. GMI said all equity pay given as a long-term incentive should include performance requirements. Also, our company's market-priced stock options may provide rewards to our highest paid executives due to a rising market alone, regardless of an executive's performance. Our company had no performance-based long-term incentive pay. Mr. Wilson was potentially entitled to $15 million for a change in control.

Our Lead Director Stephen Furbacher received 56% in negative votes and still had seats on our executive pay and nomination committees. John Johnson received 47% in negative votes and still had seats on the same executive pay and nomination committees. Robert Arzbaecher received 20% in negative votes. And a 56% negative vote would entitle any of our directors to sit on our board for 3-years without facing an election. As a benchmark, William Davisson received 2% in negative votes.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Simple Majority Vote Right–Proposal 5

THE BOARD'S STATEMENT IN OPPOSITION

The Board unanimously recommends a vote AGAINST this proposal.

The Board has given careful consideration to the stockholder proposal regarding our voting standards, and believes that the current voting standards under our Amended and Restated Certificate of Incorporation and Bylaws are in the best interest of the company and its stockholders.

We have a majority of votes cast standard for the election of directors in uncontested elections and, except for limited exceptions, a majority vote standard for most other matters. The approval of at least two-thirds of the outstanding stock of the company is required for a small but important number of matters, including amendments to the Bylaws and amendments to certain provisions of the Amended and Restated Certificate of Incorporation. This higher standard does not apply to the approval of a merger, for which only a vote of the majority of outstanding shares is required.

Also, this proposal calls for a "simple majority" voting standard. Under this standard, where only a "majority of the votes cast for and against" is required, a minority of stockholders could amend the company's Bylaws and significantly alter the governance of the company. For example, if the simple majority voting standard were adopted as proposed, and only 50.1% of the shares outstanding are voted at a stockholders' meeting, holders of just 25.1% of our outstanding stock could approve corporate changes that could negatively impact the interests of our stockholders, such as changing quorum or voting requirements.

For these reasons, the Board unanimously recommends that you vote AGAINST the proposal.

The proposal is advisory in nature, and approval of the proposal would not in itself remove the current standards from the company's Amended and Restated Certificate of Incorporation and Bylaws. Such approval would only serve as a recommendation to the Board. If the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

PROPOSAL 6: STOCKHOLDER PROPOSAL REGARDING BOARD DIVERSITY

Information regarding a stockholder proposal is set forth below. CF Industries disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. John C. Liu, Comptroller of the City of New York, on behalf of the Boards of Trustees of the New York City Employees' Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers' Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System (together, the "Systems"), One Centre Street, Room 629, New York, NY 10007-2341, has advised us that the Systems beneficially own

176,542 shares of our common stock and has given us notice that its representative intends to present this proposal at the Annual Meeting.

PROPOSAL TO ADOPT A POLICY ON BOARD DIVERSITY

Board Diversity

Submitted by New York City Comptroller John C. Liu
on behalf of the New York City Pension Funds

Resolved, Shareholders request that the Board of Directors of CF Industries Holdings, Inc. ("CF") adopt a policy on Board diversity that requires the Corporate Governance and Nominating Committee of the Board (the "Committee"), consistent with its fiduciary duties, to:

  1.
  include women and minority candidates in the pool from which Board nominees are chosen;

  2.
  expand director searches to include nominees from both non-executive corporate positions and non-traditional environments such government, academia, and non-profit organizations;

  3.
  review periodically the composition of the Board to ensure it reflects the knowledge, experience, skills, and diversity required to fulfill its duties; and

  4.
  report to shareholders, at reasonable expense and omitting proprietary information, its efforts to encourage diversified representation on the Board.

Supporting Statement

Currently, CF has no women or minorities on its board.

In an increasingly global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company's success, as it increases the likelihood of making the right strategic and operational decisions. This is especially important for corporate boards, given the range, complexity and significance of their responsibilities and decisions.

We believe diversity, inclusive of race and gender, is therefore an essential measure of sound governance and a critical component of a well-functioning board that can help to ensure that different perspectives are brought to bear on issues. We also share SEC Commissioner Luis Aguilar's belief, expressed in September 2010, "that companies that expand their search for new directors to include more women and minorities will find a breadth and depth of talent that will serve to improve their performance and increase the wealth of their investors."

A growing body of empirical research indicates a significant positive relationship between firm value and the percentage of women and minorities on boards. According to an August 2012 report by Credit Suisse Research Institute, which evaluated the performance of 2,360 companies globally over the six years ending December 2011, companies with one or more women on the board delivered higher average returns on equity, lower leverage, better average growth and higher price/book value multiples. (https://infocus.credit-suisse.com/data/productdocuments/shop/360145/csrigenderdiversityandcorporateperformance.pdf.)

The proposed policy resembles the Rooney Rule in the National Football League, which requires teams to interview minority candidates for head coaching and senior football operations openings. While corporate boards may face differing circumstances, it is difficult to ignore the positive impact of the Rooney Rule on both diversity and performance.

According to Forbes (5/9/12), "In 2002, the year before the Rooney Rule was implemented, three head coaches were minorities. Going into last season, 11 minorities were interim or full-time head coaches and five minorities were general managers." (http://www.forbes.com/sites/

forbeswomanfiles/2012/05/09/bring-the-nfl-rooney-rule-into-corporate-boardrooms/) Moreover, "the last six Super Bowls have featured at least one team with a minority head coach or general manager."

We urge shareholders to vote for this proposal.

THE BOARD'S STATEMENT IN OPPOSITION

The Board unanimously recommends a vote AGAINST this proposal.

The Board and the corporate governance and nominating committee has given careful consideration to the stockholder proposal regarding adopting a policy on board diversity, and believes that the company's existing director nominating process is designed to identify the best possible nominees for the Board, regardless of the nominees' gender, racial background, religion, ethnicity or other classification.

Although the Board agrees with the merits of achieving diversity throughout the company, the Board believes that the proposal could impede the Board's ability to select the most suitable and qualified candidates for membership on the Board and would impose unnecessary administrative burdens and costs.

The company's employment policies and practices, including recruitment, promotion and compensation, are guided by the fundamental principle that decisions are made on the basis of whether the individual's personal capabilities and qualifications fit the company's needs and meet the requirements of the position. As stated above, the company's written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law.

Similarly, the company's employment policies apply equally to the corporate governance and nominating committee's search for and evaluation of candidates for Board membership. In evaluating prospective Board nominees, the corporate governance and nominating committee considers many factors, including those listed above under "Corporate Governance—Nominations of Director Candidates" to determine whether a candidate's capabilities will enhance the collective effectiveness of the Board in performing its responsibilities in overseeing a large, complex company and serving the long-term interests of our stockholders.

The Board and the corporate governance and nominating committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. This approach is consistent with amendments that the SEC adopted in late 2009 to its rules governing proxy statement disclosure. The amendments require companies to disclose whether, and if so how, the nominating committee considers diversity in identifying nominees for director. In its adopting release, the SEC explicitly acknowledges that companies may define diversity in different ways. The SEC states:

  "We recognize that companies may define diversity in various ways, reflecting different perspectives. For instance, some companies may conceptualize diversity expansively to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, while others may focus on diversity concepts such as race, gender and national origin. We believe that for purposes of this disclosure requirement, companies should be allowed to define diversity in ways that they consider appropriate. As a result we have not defined diversity in the amendments."

The Board and the corporate governance and nominating committee are supportive of qualified candidates who would provide the Board with greater diversity, but believe that the stockholder proposal provides an inappropriate method for increasing Board diversity. The Board believes it is important to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as directors in light of the company's evolving needs and circumstances. The Board believes that the company's existing nominating process, including the factors considered by the corporate governance and nominating committee in evaluating director candidates, is appropriate for the discharge of the Board's fiduciary obligations to the company's stockholders. The imposition on the nominating process of gender and minority requirements and affirmative search obligations would undermine the company's holistic evaluation of candidates, unduly restrict the corporate governance and nominating committee in the performance of its duties and add administrative burdens and costs, without necessarily resulting in the selection of the best director candidates for the company.

For these reasons, the Board unanimously recommends that you vote AGAINST the proposal.

The proposal is advisory in nature, and approval of the proposal would not require the company to adopt a policy on board diversity. Such approval would serve as a recommendation to the Board. If the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

PROPOSAL 7: STOCKHOLDER PROPOSAL REGARDING POLITICAL USE OF CORPORATE ASSETS

Information regarding a stockholder proposal is set forth below. CF Industries disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. The Honorable Thomas P. DiNapoli, Comptroller of the State of New York, on behalf of the New York State Common Retirement Fund (the "Fund"), has advised us that the Fund beneficially owns 334,600 shares of our common stock and has given us notice that its representative intends to present this proposal at the Annual Meeting.

PROPOSAL TO ISSUE REPORT ON POLITICAL USE OF CORPORATE ASSETS

Resolved, that the shareholders of CF Industries Holdings ("Company") hereby request that the Company provide a report, updated semiannually, disclosing the Company's:

  1.
  Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

  2.
  Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

  a.
  The identity of the recipient as well as the amount paid to each; and

  b.
  The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website.

Stockholder Supporting Statement

As long-term shareholders of CF Industries Holdings, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court's Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages." Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

THE BOARD'S STATEMENT IN OPPOSITION

The Board unanimously recommends a vote AGAINST this proposal.

The Board has given careful consideration to the stockholder proposal regarding providing a report on the political use of corporate assets, and believes that a semiannual report beyond our current voluntary and mandatory disclosures is neither necessary nor an efficient use of company resources.

Our management team works in compliance with the CF Industries' Code of Corporate Conduct, which applies to all of our employees. In accordance with federal campaign finance law, we do not use our corporate funds for political contributions to federal candidates or committees, nor do we earmark any of our corporate dues payments to trade associations to be specifically used for political activity.

To further the interests of the company and its stockholders, CF Industries ethically and constructively advocates positions on proposed policies that will affect the company's ability to continue to provide strong financial returns while meeting the world's growing demand for fertilizer. Our corporate political contributions and grassroots lobbying expenditures are undertaken subject to strict policies and robust internal approval processes to ensure that contributions and political activities are always both in the business interests of the company and its stockholders and in compliance with federal, state and local campaign finance and lobbying restrictions and requirements, including disclosure requirements. Regardless of the amount or type of political contribution, all political contributions are planned, budgeted, legally reviewed and approved in advance by CF Industries' senior management. Our management also reviews the company's political contributions with the Audit Committee on an annual basis.

Our Board believes that participating in the political process in a transparent manner is an important way to enhance stockholder value and promote good corporate citizenship. Our Board does not believe, however, that implementing a semiannual report on our political contributions would provide stockholders with any more meaningful information than is already available.

For these reasons, the Board unanimously recommends that you vote AGAINST the proposal.

The proposal is advisory in nature, and approval of the proposal would not require the company to provide a report on the political use of corporate assets. Such approval would serve as a recommendation to the Board. If the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

 PROPOSAL 8: STOCKHOLDER PROPOSAL REGARDING A SUSTAINABILITY REPORT

Information regarding a stockholder proposal is set forth below. CF Industries disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. The Board of Pensions of the Presbyterian Church (USA), 100 Witherspoon Street, Louisville, KY 40202-1396, has advised us that it beneficially owns 22 shares of our common stock and has given us notice that its representative intends to present this proposal at the Annual Meeting.

PROPOSAL TO ISSUE SUSTAINABILITY REPORT

CF INDUSTRIES-REQUEST FOR SUSTAINABILITY REPORT 2013

WHEREAS: We believe tracking and reporting on environmental, social and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain value from existing ESG/sustainability efforts, identify gaps and opportunities in products and processes, publicize innovative practices, and recruit and retain employees.

Reporting on sustainability is quickly becoming common practice. 79% of Fortune Global 500 companies produce sustainability reports; more than three out of four of these reports are based on the Global Reporting Initiative (GRI) Guidelines. In 2010, approximately 20% of U.S. Fortune 500 companies issued reports using the GRI framework, up from only 5% in 2006, according to the Governance and Accountability Institute.

We are concerned that CF Industries may be falling behind other major companies in disclosure and management of ESG issues. Companies like 3M and General Electric already offer shareholders much of this important information through annual, GRI-based sustainability reports.

Today, comprehensive ESG data on individual companies appears on Bloomberg terminals used by thousands of institutional investors around the world, including signatories to the Principles for Responsible Investment (PRI). PRI launched in 2006 and now has over 900 institutional signatories who collectively manage approximately $25 trillion, and who publicly pledge to "incorporate ESG issues into investment analysis and decision-making processes," and to "ask for standardized reporting on ESG issues (using tools such as the Global Reporting Initiative)."

Furthermore, in January 2010, the SEC issued interpretive guidance clarifying that companies should disclose material risks associated with climate change. The sustainability reporting process can help companies analyze and mitigate these risks.

We believe energy use is one of the most manageable operating costs for many companies. For instance, Johnson & Johnson, has invested $187 million since 2005 in generally low-risk energy efficiency projects reducing carbon dioxide emissions by 129,000 metric tons annually providing an internal annual return on investment of nearly 19%. (http://www.jnj.com/responsibility/ESG/Environment/Climate_Change/Energy_Use_and_Alternative_Energy/).

RESOLVED: Shareholders request that CF Industries issue a sustainability report describing the company's ESG performance including a review of opportunities to increase the energy efficiency of operations. The report (prepared at reasonable cost and omitting proprietary information) should be published within approximately 12 months of CF Industries' 2013 Annual Meeting.

SUPPORTING STATEMENT

We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance and a commitment to continuous improvement in reporting. We encourage use of the GRI Guidelines (G3). The GRI, considered the gold standard of ESG reporting, provides a uniform structure helping investors compare ESG performance between companies. The GRI is also a flexible reporting system that will allow CF Industries to ramp up disclosure at its own pace and to report only on the company's most relevant and material issues.

Your affirmative vote signals our company that it should embrace sustainability, and report fully on its performance.

THE BOARD'S STATEMENT IN OPPOSITION

The Board unanimously recommends a vote AGAINST this proposal.

The Board has given careful consideration to the stockholder proposal regarding the issuance of a sustainability report, and believes that preparing a sustainability report would not be a prudent use of our resources and is not in the best interests of our company and its stockholders.

We are committed to considering the environmental and social impact of our business activities for the mutual benefit of our investors, employees and the communities in which we operate. For example, we are proud of our long-standing successful practice of continuously reducing consumption of natural gas per unit of output. We continually evaluate opportunities to improve our overall energy efficiency and, where economically justified, commit significant capital and human resources to execute those projects. Since 2006, at just our Donaldsonville nitrogen complex, we have spent more than $150 million on projects to improve that facility's energy efficiency. We are genuinely concerned about and engaged in the issues that would be covered in the sustainability report requested by the proponent. We have adopted appropriate policies and practices concerning environmental and social issues and we are proud of our record in these areas. A copy of our environmental, health and safety policy is available on our website in the corporate culture section as well as specific examples of our commitment to environmental responsibility.

Like all fertilizer manufacturing and distribution companies, we are presently subject to myriad emissions and related regulations at the federal, state and local levels in the areas in which we operate, and utilize significant financial resources and personnel to ensure compliance with these and other environmental regulations. We are committed to complying with all applicable environmental laws, rules and regulations and promote environmental concern and education among our employees and with the communities in which we operate. We will not hesitate to go beyond legal requirements if, in our prudent judgment, a higher level of performance is in order.

We feel that preparing a broad sustainability report would result in unnecessary and imprudent consumption of our resources. Creating and distributing the report would require substantial human and financial resources without resulting in a meaningful additional benefit to our stockholders or employees or the communities in which we operate.

The proposal does not convey the burden involved in preparing a report other than to note that the sustainability report should be "prepared at a reasonable cost." A review of the Global Reporting Initiative's ("GRI") website (www.globalreporting.org) demonstrates that its Sustainability Reporting Guidelines (the "Guidelines") are over 35 pages (together with appendices, 170 pages) in length and include substantial detail, yet at the same time are, in some cases, unclear. The Guidelines require extensive and detailed scientific and technical analyses, and to meet them would require substantial funds, personnel time and, most likely, the employment of consultants and other experts. Both the proponent and the GRI tout the flexibility of the Guidelines, but this "flexibility" only would serve to make it even more difficult to construct and prepare a sustainability report that would address the proponent's request and be beneficial to our stockholders as a whole. In short, the proposed sustainability report would require us to greatly expand the types of information we gather, analyze and disclose, well in excess of any requirements of the EPA, SEC or other existing disclosures. As a result, we would incur significant financial burden and consumption of other resources with no meaningful benefit.

The Board therefore believes our time, efforts and finances are best used in building our business while continuing our current environmental and community policies and initiatives.

For these reasons, the Board unanimously recommends that you vote AGAINST the proposal.

The proposal is advisory in nature, and approval of the proposal would not require the company to issue a sustainability report. Such approval would serve as a recommendation to the Board. If the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. The proposal must be received no later than December 4, 2013 (120 days before April 3, 2014, the one year anniversary of the anticipated mailing date of this proxy statement).

Our bylaws require that written notice of (i) proposals intended to be presented by a stockholder at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a stockholder at the next annual meeting be delivered to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than January 14, 2014 and no later than February 13, 2014. Such advance notice deadline will also be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. To be in proper written form, such a notice must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, required to be filed with the SEC, without exhibits, will be furnished without charge to any stockholder of record or beneficial owner of common shares upon written request to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

April 3, 2013

PROPOSED FORM OF
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CF INDUSTRIES HOLDINGS, INC.

        CF Industries Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST: That the Board of Directors of CF Industries Holdings, Inc. (the "Board"), at a meeting held on December 12, 2012, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of the Corporation for consideration at the 2013 annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

          NOW, THEREFORE, BE IT RESOLVED, that the amendment and restatement of Article V of the Corporation's Amended and Restated Certificate of Incorporation, in the form set forth below (the "Charter Amendment"), be, and it hereby is, declared advisable and approved and adopted in all respects:

ARTICLE V

            The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (A)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (B)  The Board of Directors shall consist of not less than 3 or more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

            (C)  The Board of Directors shall be and is divided into three classes designated: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, (1) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; (2) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; and (3) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2015 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL and directors shall no longer be divided into three classes. Prior to the 2015 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

            (D)  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

            (E)  Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may only be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may only be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Until the 2015 annual meeting of stockholders, (i) any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class, and (ii) any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, (x) until the 2015 annual meeting of stockholders and in accordance with Section 141(k)(1) of the DGCL, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Corporation's then issued and outstanding capital stock entitled to vote generally at an election of directors of the Corporation and (y) from and after the 2015 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

            (F)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SECOND: That thereafter, pursuant to resolution of its Board, an annual meeting of the stockholders of the Corporation was duly called and held, on May 14, 2013, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 14th day of May, 2013.

CF INDUSTRIES HOLDINGS, INC.
By:
Name:	Douglas C. Barnard
Title:	Senior Vice President, General Counsel, and Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CF INDUSTRIES HOLDINGS, INC. 4 PARKWAY NORTH, SUITE 400 DEERFIELD, IL 60015-2590 M54893-P35774 CF INDUSTRIES HOLDINGS, INC. The Board of Directors recommends you vote FOR the following nominees: 2. Election of Directors For Against Abstain Nominees: ! ! ! 2a. Robert C. Arzbaecher ! ! ! 2b. Stephen J. Hagge ! ! ! 2c. Edward A. Schmitt The Board of Directors recommends you vote FOR proposals 1, 3 and 4: The Board of Directors recommends you vote AGAINST proposals 5, 6, 7 and 8: For Against Abstain ! ! ! ! ! ! 1. Approval of an amendment to CF Industries Holdings, Inc.’s Amended and Restated Certificate of Incorporation. 5. Stockholder proposal regarding simple majority voting standard, if properly presented at the meeting. 3. Approve an advisory resolution regarding the compensation of CF Industries Holdings, Inc.’s named executive officers. ! ! ! ! ! ! 6. Stockholder proposal regarding board diversity, if properly presented at the meeting. ! ! ! ! ! ! 7. Stockholder proposal regarding political use of corporate assets, if properly presented at the meeting. 4. Ratification of the selection of KPMG LLP as CF Industries Holdings, Inc.’s independent registered public accounting firm for 2013. ! ! ! 8. Stockholder proposal regarding a sustainability report, if properly presented at the meeting. ! For address changes/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com. M54894-P35774 CF INDUSTRIES HOLDINGS, INC. Annual Meeting of Stockholders May 14, 2013 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Douglas C. Barnard and Dennis P. Kelleher and, each of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this proxy card all the shares of common stock of CF Industries Holdings, Inc. registered in the name of the undersigned, as of March 25, 2013, at the Annual Meeting of Stockholders of CF Industries Holdings, Inc. to be held May 14, 2013, at 10:00 a.m. CDT at The Lincolnshire Marriott Resort, Ten Marriott Drive, Lincolnshire, Illinois 60069, and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2013 Annual Meeting and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in Item 2, FOR Items 1, 3 and 4 and AGAINST Items 5, 6, 7 and 8. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side